UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

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SAIC, Inc.

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SAIC, INC.

1710 SAIC Drive

McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 7, 2013

The annual meeting of stockholders of SAIC, Inc., a Delaware corporation, will be held at the SAIC Conference Center, 1710 SAIC Drive, McLean, Virginia, on Friday, June 7, 2013, at 9:00 a.m. (local time). For the convenience of our employees and stockholders, the meeting will also be audio webcast simultaneously to the public through a link on the Investor Relations section of our website (www.saic.com). In addition, the SAIC Proxy Statement and the SAIC 2013 Annual Report on Form 10-K are available at www.proxyvote.com. Information on our website, other than these materials, is not a part of the proxy solicitation materials.

The annual meeting is being held for the following purposes:

1.	To elect 10 directors;

2.	To approve an amendment to our certificate of incorporation to effect a reverse stock split of our common stock;

3.	To approve an amendment to our certificate of incorporation to change the name of our company from SAIC, Inc. to Leidos Holdings, Inc.;

4.	To approve an amendment to our certificate of incorporation to decrease the range of required directors;

5.	To approve an amendment to our certificate of incorporation to eliminate or reduce supermajority voting provisions;

6.	To approve, by an advisory vote, executive compensation;

7.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2014; and

8.	To transact such other business as may properly come before the meeting or any adjournments, postponements or continuations of the meeting.

Only stockholders of record at the close of business on April 8, 2013, are entitled to notice of and to vote at the annual meeting and at any and all adjournments, postponements or continuations of the meeting. A list of stockholders entitled to vote at the meeting will be available for inspection at 1710 SAIC Drive, McLean, Virginia for at least 10 days prior to the meeting and will also be available for inspection at the meeting.

By Order of the Board of Directors

Douglas E. Scott

Corporate Secretary

McLean, Virginia

April 26, 2013

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the annual meeting. However, to ensure that your shares are represented at the meeting, please submit your proxy or voting instructions (1) over the Internet, (2) by telephone or (3) by mail. For specific instructions regarding how to vote, please refer to the questions and answers beginning on the first page of this Proxy Statement or the instructions on the proxy and voting instruction card. Submitting a proxy or voting instructions will not prevent you from attending the annual meeting and voting in person if you so desire but will help us secure a quorum and reduce the expense of additional proxy solicitation.

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

• Time and Date:	9:00 a.m. (Eastern) on June 7, 2013

• Place:	SAIC Conference Center 1710 SAIC Drive McLean, VA 22102

• Record Date:	April 8, 2013

• Voting:	Stockholders as of the record date are entitled to vote.

• Attendance:	All stockholders and their duly appointed proxies may attend the meeting.

Meeting Agenda and Voting Recommendations

Agenda Item	Board Recommendation	Page
Election of 10 directors	FOR EACH NOMINEE	5
Proposal to effect a reverse stock split	FOR	20
Proposal to change the name of our company from SAIC, Inc. to Leidos Holdings, Inc.	FOR	25
Proposal to decrease the range of required directors	FOR	26
Proposal to eliminate or reduce supermajority voting provisions	FOR	27
Approval, by an advisory vote, of executive compensation	FOR	30
Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm	FOR	49

Board Nominees

The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast.

Nominee	Age	Director Since	Principal Occupation	Committees

France A. Córdova	65	2008	President Emerita of Purdue University; current Chair of the Smithsonian Institution	• Ethics • Compensation

Jere A. Drummond	73	2003	Former Vice Chairman of BellSouth Corporation; Former President and Chief Executive Officer of BellSouth Communications Group	• Ethics • Nominating (chair)

Thomas F. Frist, III	45	2009	Principal of Frist Capital LLC	• Audit • Finance (chair)

John J. Hamre	62	2005	Chief Executive Officer and President of Center for Strategic & International Studies; former U.S. Deputy Secretary of Defense and Under Secretary of Defense (Comptroller)	• Classified Business (chair) • Nominating

Miriam E. John	64	2007	Former Vice President of Sandia National Laboratories; member of Defense Science Board	• Compensation • Nominating

Anita K. Jones	71	1998	Professor Emerita at University of Virginia; former Director of Defense Research and Engineering of the U.S. Department of Defense	• Audit • Ethics (chair)

John P. Jumper	68	2007	Chair of the Board; President and Chief Executive Officer; Retired U.S. Air Force General; former Chief of Staff of the U.S. Air Force and former member of the Joint Chiefs of Staff	• Classified Business • Ethics

Nominee	Age	Director Since	Principal Occupation	Committees

Harry M.J. Kraemer, Jr.	58	1997	Executive partner of Madison Dearborn Partners, LLC; professor at the Kellogg School of Management at Northwestern University; former Chairman, Chief Executive Officer and Chief Financial Officer of Baxter International, Inc.	• Audit (chair) • Compensation

Lawrence C. Nussdorf	66	2010	President and Chief Operating Officer of Clark Enterprises, Inc.	• Audit • Finance • Nominating

Edward J. Sanderson, Jr.	64	2002	Former Executive Vice President of Oracle Corporation; former partner of McKinsey & Company and Accenture	• Compensation (chair) • Finance

Compensation Highlights

We seek to closely align the interests of our executives with the interests of our stockholders. Our compensation programs are designed to:

•	pay for performance by tying a substantial majority of an executive’s compensation to the attainment of specific performance measures;

•	provide the same types of benefits for executives as other employees, with no special or supplemental pension, health or death benefits for executives;

•	target total direct compensation at approximately the median among companies with which we compete for executive talent;

•	enable us to recover, or “clawback,” incentive compensation if there is any material restatement of our financial results or if an executive is involved in misconduct;

•	require our executives to own a significant amount of our stock;

•	avoid incentives that encourage unnecessary or excessive risk-taking; and

•	compete effectively for talented executives who will contribute to our long-term success.

Ethics and Corporate Responsibility Highlights

The SAIC Board of Directors has long recognized the importance of creating and maintaining a strong ethical culture and being a good citizen in our communities. About 25 years ago, the Board established an Ethics and Corporate Responsibility Committee, which evidences our unwavering commitment to high ethical standards. Our corporate responsibility extends beyond the important contributions we make as a company from solving technical challenges of national and global importance and includes the following:

•

Supporting Science-Oriented Education – We lead and support a number of programs promoting K-12 STEM (science, technology, engineering and mathematics) education and also maintain an active university relations program.

•	Supporting our Troops – We honor those who serve our country in the armed services by supporting our military service personnel and their families in a variety of activities.
•

Supporting the Environment – Careful stewardship of energy and water resources while managing, minimizing and measuring our waste and greenhouse gas emissions is an essential part of our overall approach to sustainability.

Corporate Governance Highlights

Board Independence

• Independent Directors	10 of 11

• Lead Director	Lawrence C. Nussdorf

• Mandatory Retirement Age	75
Director Elections
• Annual Board Elections
• Directors Elected by a Majority of Votes Cast
Board Meetings in Last Fiscal Year
• Full Board Meetings	18
• Independent Director Only Sessions	9
Board Committee Meetings in Last Fiscal Year
• Audit	8
• Classified Business Oversight	4
• Ethics and Corporate Responsibility	4
• Finance	10
• Human Resources and Compensation	8
• Nominating and Corporate Governance	4

Evaluating and Improving Board Performance
• Annual Board Self-Evaluation Required
• Annual Review of Independence of Board
• Committee Self Evaluations Required
• Board Orientation/Education Programs
Aligning Director and Stockholder Interests
• Director and Executive Stock Ownership Guidelines
• Annual Equity Grant to Non-Employee Directors
Published Governance Policies and Practices (visit www.saic.com)
• Corporate Governance Guidelines
• Code of Business Conduct of the Board of Directors
• Code of Conduct for Employees
• Code of Ethics for the Principal Executive Officer and Senior Financial Officers
• Charters for Board Committees
• Chair of the Board Position Description
• Independent Lead Director Position Description

SAIC, Inc.

Proxy Statement

SAIC, INC.

1710 SAIC Drive

McLean, Virginia 22102

ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 7, 2013

PROXY STATEMENT

This proxy statement is being furnished to the stockholders of SAIC, Inc., a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors for use at our annual meeting of stockholders to be held at the SAIC Conference Center, 1710 SAIC Drive, McLean, Virginia, on Friday, June 7, 2013, at 9:00 a.m. (local time) and at any and all adjournments, postponements or continuations of the meeting. In this proxy statement, we use the terms “we,” “us” and “our” to refer collectively to SAIC, Inc. and our wholly-owned subsidiary, Science Applications International Corporation. References to “SAIC” refer to only SAIC, Inc. and references to “Science Applications” refer to Science Applications International Corporation. This proxy statement and the proxy and voting instruction card are first being sent or made available to our stockholders on or about April 26, 2013.

INFORMATION ABOUT VOTING RIGHTS AND SOLICITATION OF PROXIES

Who is entitled to vote at the annual meeting?

Only stockholders of record of our common stock as of the close of business on our record date of April 8, 2013 are entitled to notice of, and to vote at, the annual meeting. As of April 8, 2013, there were 342,114,336 shares of common stock outstanding. We have no other class of capital stock outstanding.

Do I need an admission ticket to attend the annual meeting?

Yes. If you attend the meeting, you will be asked to present an admission ticket or proof of ownership and valid photo identification.

•

If you are a stockholder of record as of the record date of the meeting, your admission ticket is attached to your proxy and voting instruction card. Please detach the admission ticket and bring it with you to the meeting.

•	If you vote electronically through the Internet, you can print an admission ticket from the online site.

•

If you hold shares through an account with a bank or broker, you should bring a letter or a recent account statement showing that you owned SAIC common stock in your account as of the record date. This will serve as your admission ticket.

What constitutes a quorum?

The presence, either in person or by proxy, of the holders of a majority of the total voting power of the shares of common stock outstanding as of April 8, 2013 is necessary to constitute a quorum and to conduct business at the annual meeting. Abstentions and broker “non-votes” will be counted as present for purposes of determining the presence of a quorum.

What is a broker “non-vote”?

A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. In tabulating the voting results for a particular proposal, broker “non-votes” are not considered entitled to vote on that proposal. Broker “non-votes” will not have an effect on the outcome of any matter being voted on at the meeting, assuming a quorum is present.

INFORMATION ABOUT VOTING RIGHTS AND SOLICITATION OF PROXIES

Unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the annual meeting other than the ratification of our independent registered public accounting firm. Please vote your proxy or provide voting instructions to your broker so your vote can be counted.

How many votes am I entitled to?

Each holder of common stock will be entitled to one vote per share, in person or by proxy, for each share of stock held in such stockholder’s name as of April 8, 2013, on any matter submitted to a vote of stockholders at the annual meeting unless a stockholder elects to cumulate votes for the election of directors as described below.

Is cumulative voting permitted for the election of directors?

In the election of directors, you may cumulate your vote. This means that you may allocate among the director nominees, as you see fit, the total number of votes equal to the director positions to be filled multiplied by the number of shares you hold. You may not cumulate your votes against a nominee.

If you are a stockholder of record and choose to cumulate your votes, you will need to notify our Corporate Secretary in writing prior to the Annual Meeting or, if you vote in person at the annual meeting, notify the chair of the meeting prior to the commencement of voting at the annual meeting. You may not submit your proxy or voting instructions over the Internet or by telephone if you wish to distribute your votes unevenly among two or more nominees. If you hold shares beneficially through a broker, trustee or other nominee and wish to cumulate votes, you should contact your broker, trustee or nominee.

Cumulative voting applies only to the election of directors.

How do I vote my shares?

Shares of common stock represented by a properly executed and timely proxy will, unless it has previously been revoked, be voted in accordance with its instructions. In the absence of specific instructions, the shares represented by a properly executed and timely proxy will be voted in accordance with the Board’s recommendations as follows:

•	FOR all of the company’s nominees to the Board;

•	FOR the approval of an amendment to our certificate of incorporation to effect a reverse stock split of our common stock;

•	FOR the approval of an amendment to our certificate of incorporation to change the name of our company from SAIC, Inc. to Leidos Holdings, Inc.;

•	FOR the approval of an amendment to our certificate of incorporation to decrease the range of authorized directors;

•	FOR the approval of an amendment to our certificate of incorporation to eliminate or reduce supermajority voting provisions;

•	FOR the approval, on a non-binding, advisory basis, of the compensation of SAIC’s named executive officers; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2014;

No other business is expected to come before the annual meeting; however, should any other matter properly come before the annual meeting, the proxy holders intend to vote such shares in accordance with their best judgment on such matter.

There are four different ways to vote your shares:

By Internet: You may submit a proxy or voting instructions over the Internet by going to www.proxyvote.com or by scanning the QR code on your proxy and voting instruction card with a smart phone and following the instructions.

By Telephone: You may submit a proxy or voting instructions by calling 1-800-690-6903 and following the instructions.

By Mail: If you received your proxy materials via the U.S. mail, you may complete, sign and return the accompanying proxy and voting instruction card in the postage-paid envelope provided.

In Person: You may attend the meeting at the SAIC Conference Center in McLean, Virginia, and vote in person if you are a stockholder of record or if you have obtained a valid proxy from the stockholder of record.

Submitting a proxy will not prevent you from attending the annual meeting and voting in person. Any proxy may be revoked at any time prior to exercise by delivering a written revocation or a new proxy bearing a later date to our Corporate Secretary as described below or by attending the annual meeting and voting in person. The mailing address of the Corporate Secretary is 1710 SAIC Drive, MS 3-5-9, McLean, VA 22102. Attendance at the annual meeting will not, however, in and of itself, revoke a proxy.

INFORMATION ABOUT VOTING RIGHTS AND SOLICITATION OF PROXIES

What are the voting deadlines?

For shares not held in the Science Applications International Corporation Retirement Plan (the “SAIC Retirement Plan”), the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. Eastern time on June 6, 2013. For shares held in the SAIC Retirement Plan, the deadline for submitting voting instructions using any of the allowed methods is 11:59 p.m. Eastern time on June 4, 2013.

How are the shares held by the Retirement Plan voted?

Each participant in the SAIC Retirement Plan has the right to instruct Vanguard Fiduciary Trust Company, as trustee of the SAIC Retirement Plan (the “Trustee”), on a confidential basis, how to vote his or her proportionate interests in all shares of common stock held in the SAIC Retirement Plan. The Trustee will vote all shares held in the SAIC Retirement Plan for which no voting instructions are received in the same proportion as the shares for which voting instructions have been received. The Trustee’s duties with respect to voting the common stock in the SAIC Retirement Plan are governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The fiduciary provisions of ERISA may require, in certain limited circumstances, that the Trustee override the votes of participants with respect to the common stock held by the Trustee and to determine, in the Trustee’s best judgment, how to vote the shares.

How are the shares held by the Stock Plans voted?

Under the terms of our Stock Compensation Plan, Management Stock Compensation Plan and Key Executive Stock Deferral Plan, Vanguard Fiduciary Trust Company, as trustee of these stock plans, has the power to vote the shares of common stock held in these stock plans. Vanguard will vote all such shares in the same proportion that our other stockholders collectively vote their shares of common stock. If you are a participant in these stock plans, you do not have the right to instruct Vanguard on how to vote your proportionate interests in the shares of common stock held in these stock plans.

What is the difference between a “stockholder of record” and a “beneficial” holder?

These terms describe how your shares are held. If your shares are registered directly with Computershare Trust Company, NA, our transfer agent, then you are a “stockholder of record” of these shares. If your shares are held in an account at a broker, bank, trust or other similar organization, then you are a “beneficial” holder of these shares. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. If you wish to vote in person at the annual meeting, you must obtain a valid proxy from the organization holding the shares.

Who is soliciting these proxies?

We are soliciting these proxies and the cost of the solicitation will be borne by us, including the charges and expenses of persons holding shares in their name as nominee incurred in connection with forwarding proxy materials to the beneficial owners of such shares. In addition to the use of the mail, proxies may be solicited by our officers, directors and employees in person, by telephone or by email. Such individuals will not be additionally compensated for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. We have also retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist in soliciting proxies for a fee of $10,000 plus expenses.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the Securities and Exchange Commission, or SEC, called “householding.” Under this procedure, we send only one Proxy Statement and one Annual Report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to reduce our printing and postage costs. Stockholders who participate in householding will continue to receive separate proxy and voting instruction cards. We do not use householding for any other stockholder mailings.

If you are a registered stockholder residing at an address with other registered stockholders and wish to receive a separate copy of the Proxy Statement or Annual Report, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our mailing agent, Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures. We will promptly deliver a separate copy of the Proxy Statement or Annual Report to you upon request.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Proxy Statement or Annual Report and you wish to receive a single copy of each of these documents for your household, please contact our mailing agent, Broadridge, at the telephone number or address indicated above.

Where can I find the voting results of the annual meeting?

We intend to announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days of the annual meeting.

INFORMATION ABOUT VOTING RIGHTS AND SOLICITATION OF PROXIES

INTERNET AVAILABILITY OF PROXY MATERIALS

As permitted by the rules of the SEC, we are using the Internet as a means of furnishing proxy materials to our stockholders. We believe this method will make the proxy distribution process more efficient, lower costs and help in conserving natural resources.

On or about April 26, 2013, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instruction on how to access our proxy materials, including our proxy statement and annual report. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy and voting instruction card to be able to vote through the Internet or by telephone. Other stockholders, in accordance with their prior requests, and employees with regular access to email have received email notification of how to access our proxy materials and vote via the Internet or by telephone or have been mailed paper copies of our proxy materials and a proxy and voting instruction card.

The proxy statement and annual report are available at www.proxyvote.com.

PROPOSAL I—ELECTION OF DIRECTORS

Nominees for Director

At the annual meeting, 10 directors are to be elected to serve for one-year terms to hold such position until their successors are elected and qualified unless any such director resigns or is removed prior to the end of such term. All nominees have been nominated by the Board of Directors based on the recommendation of the Nominating and Corporate Governance Committee. To the best knowledge of the Board of Directors, all of the nominees are able and willing to serve. Each nominee has consented to be named in this Proxy Statement and to serve if elected. As previously announced on August 30, 2012, the Board of Directors has authorized management to pursue a plan to separate the company into two independent, publicly-traded companies by means of a tax free spin-off of 100% of the common stock of SAIC Gemini, Inc. (“New SAIC”), which will be an independent, publicly-traded technical, engineering and enterprise information technology services company (the “Separation”). The Separation is subject to the satisfaction of a number of conditions and final approval of our Board of Directors. We currently expect the Separation to be completed in the latter half of 2013. If and when the Separation is consummated, it is expected that four members of our Board of Directors (as indicated in the biographies below) will resign and join the Board of New SAIC.

Majority Voting Standard in Uncontested Director Elections

We have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, nominees must receive more “for” than “against” votes to be elected. Abstentions are not counted as votes cast. As provided in our bylaws, a “contested election” is one in which the number of nominees exceeds the number of directors to be elected. The election of directors at the 2013 annual meeting is an uncontested election.

If an incumbent director receives more “against” than “for” votes, he or she is expected to tender his or her resignation in accordance with our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider the offer of resignation and recommend to the Board of Directors the action to be taken. The Board will promptly disclose its decision as to whether to accept or reject the tendered resignation in a press release, Current Report on Form 8-K or some other public announcement.

Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted as instructed in the proxy. In the absence of specific instructions, the shares represented by properly executed, timely received and unrevoked proxies will be voted “for” each nominee. If any of the nominees listed below becomes unable to stand for election at the annual meeting, the proxy holders intend to vote for any person designated by the Board of Directors to replace the nominee unable to serve.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR each nominee.

Nominees for Election to the Board of Directors

Set forth below is a brief biography of each nominee for election as a director and a brief discussion of the specific experience, qualifications, attributes or skills that led to the Board’s conclusion that the nominee should serve as a director of SAIC. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending to stockholders a group of nominees with complementary skills and a diverse mix of backgrounds, perspectives and expertise beneficial to the broad business diversity of the company. Our board membership criteria and director nomination process are described in the “Corporate Governance” section of this Proxy Statement.

France A. Córdova, age 65 Director	Director since 2008

Dr. Córdova was President of Purdue University from 2007 until her retirement in July 2012 when she returned to the faculty. She was Chancellor at the University of California, Riverside, from July 2002 to July 2007, and was Vice Chancellor for Research and Professor of Physics at University of California, Santa Barbara from August 1996 to July 2002. Dr. Córdova served as Chief Scientist of the National Aeronautics and Space Administration from 1993 to 1996 and headed the Department of Astronomy and Astrophysics at Pennsylvania State University from 1989 to 1993. Dr. Córdova is also a member of the Board of Directors of Edison International and of Southern California Edison. She was previously a director of Belo Corp. until July 2007. She currently chairs the Smithsonian Institution’s Board of Regents and the Center for the Advancement of Science in Space (CASIS).

As an accomplished scientist with leadership experience managing prominent academic institutions and expertise in areas relevant to SAIC’s business, Dr. Córdova provides special insight and perspectives that the Board views as important to SAIC as a leading science and technology company. Dr. Córdova is expected to resign from our Board of Directors at the time of the Separation and join the board of New SAIC.

PROPOSAL I—ELECTION OF DIRECTORS

Jere A. Drummond, age 73 Director	Director since 2003

Mr. Drummond was employed by BellSouth Corporation from 1962 until his retirement in December 2001. He served as Vice Chairman of BellSouth Corporation from January 2000 until his retirement. He was President and Chief Executive Officer of BellSouth Communications Group, a provider of traditional telephone operations and products, from January 1998 until December 1999. He was President and Chief Executive Officer of BellSouth Telecommunications, Inc. from January 1995 until December 1997. Mr. Drummond is also a member of the Board of Directors of Borg-Warner Automotive. He was previously a director of AirTran Holdings, Inc. until May 2011, and a director of Centillium Communications Inc. until October 2008.

The Board believes that Mr. Drummond’s demonstrated leadership abilities and business judgment, shaped during four decades of executive management and board experience at complex commercial companies, provide an important leadership element to our Board, our Nominating and Corporate Governance Committee and our Ethics and Corporate Responsibility Committee. Mr. Drummond is expected to resign from our Board of Directors at the time of the Separation and join the board of New SAIC.

Thomas F. Frist, III, age 45 Director	Director since 2009

Mr. Frist is a principal of Frist Capital LLC, a private investment vehicle for Mr. Frist and certain related persons, and has held such position since 1994. Prior to that, he co-managed FS Partners, L.L.C. and worked at Rainwater, Inc. in Fort Worth, Texas and in New York. Since 2006, Mr. Frist has served on the Board of Directors of HCA Holdings, Inc., one of the largest non-governmental operators of health care facilities in the U.S. From 1999 to 2006, he served on the board of Triad Hospitals, Inc.

The Board believes that Mr. Frist’s financial background and experience as an investment manager add a valuable dimension to our Board and to our Audit and Finance committees. He is an “audit committee financial expert” as defined in SEC rules. Mr. Frist’s understanding of the healthcare industry also brings perspectives beneficial to the Board as the company seeks to enhance its position as a provider of health solutions to both government and commercial customers. Mr. Frist is expected to resign from our Board of Directors at the time of the Separation and join the board of New SAIC.

John J. Hamre, age 62 Director	Director since 2005

Dr. Hamre has served as the President and Chief Executive Officer of the Center for Strategic & International Studies, a public policy research institution, since 2000. Dr. Hamre served as U.S. Deputy Secretary of Defense from 1997 to 2000 and Under Secretary of Defense (Comptroller) from 1993 to 1997. Dr. Hamre is also a member of the Boards of Directors of MITRE Corporation, Exelis, Inc. and Xylem, Inc. He also serves as Chairman of the Defense Policy Board Advisory Committee. He was previously a director of Oskosh Corporation until January 2012, a director of ITT Corporation until October 2011, and a director of ChoicePoint Inc. until September 2008.

Dr. Hamre is a leading expert on issues of national security, defense and international affairs with extensive experience working in these areas from serving in high-ranking positions at the U.S. Department of Defense. His particular expertise in matters key to our business, as well as his executive management experience as Chief Executive Officer of a leading public policy research institution, offer important contributions to our Board.

Miriam E. John, age 64 Director	Director since 2007

Dr. John retired from Sandia National Laboratories, a science and engineering laboratory, in September 2006, after having served as Vice President of Sandia’s California Division from April 1999 to September 2006. She previously served in a number of managerial and technical roles for Sandia from 1982 to 1999 that spanned energy, defense, fundamental science and engineering development programs. Dr. John is a Senior Fellow of the Department of Defense’s Defense Science Board and a member of its Threat Reduction Advisory Committee. She chairs the National Research Council’s Naval Studies Board, which conducts independent research at the request of the Chief of Naval Operations. She also serves on the boards of a number of federally funded national security laboratories, including MIT Lincoln Lab and the Charles Stark Draper Laboratory. She chairs the California Council on Science and Technology, a legislatively established body of the state’s leading scientists and engineers chartered to provide independent advice to the governor and the legislature. She has been elected a National Associate of the National Academies.

Dr. John is a highly respected scientist, speaker and consultant on both technical and leadership topics and brings to our Board her diverse experience managing multi-disciplinary science and engineering organizations supporting national security, energy and defense. Our Board believes that Dr. John’s scientific background and leadership experience enable her to provide our Board with critical perspectives on technical, national security and organizational issues important to our business.

PROPOSAL I—ELECTION OF DIRECTORS

Anita K. Jones, age 71 Director	Director since 1998

Dr. Jones is University Professor Emerita at the University of Virginia, where she has taught since 1988. From 1993 to 1997, Dr. Jones was on leave of absence from the University to serve as Director of Defense Research and Engineering of the U.S. Department of Defense. Dr. Jones also served as one of our directors from 1987 to 1993.

Dr. Jones is a distinguished leader in computer science, widely recognized for her scholarship in the field and her prior service to the U.S. Government in managing the U.S. Department of Defense’s science and technology program and overseeing its numerous research activities. She has also served on an array of advisory boards for national security and high technology matters. In addition to her exceptional professional reputation and expertise in areas critical to our business, Dr. Jones has demonstrated a deep commitment to business ethics and an ability to build consensus, enhancing the effectiveness of our Board.

General John P. Jumper (USAF Retired), age 68 Chair of the Board, President and Chief Executive Officer	Director since 2007

John Jumper was appointed Chair of the Board in June 2012, and assumed the position of President and Chief Executive Officer in March 2012 after having served as an independent director since 2007. General Jumper retired from the United States Air Force in 2005 after nearly 40 years of service. From September 2001 to November 2005, he was the Chief of Staff of the United States Air Force, serving as the senior uniformed Air Force officer responsible for the organization, training and equipping of 750,000 active-duty, Air National Guard, Air Force Reserve and civilian forces serving around the world. As a member of the Joint Chiefs of Staff, General Jumper functioned as a military advisor to the Secretary of Defense, National Security Council and the President. He currently serves as an independent director on the boards of NACCO Industries, Inc. and Hyster-Yale Materials Handling, Inc., both publicly-traded companies. He previously served on the boards of Goodrich Corporation, Jacobs Engineering Group, Inc., WESCO Aircraft Holdings, Inc., Somanetics Corporation and Tech Team Global, Inc.

The Board believes that General Jumper’s proven leadership ability and management skills, demonstrated by his previous service as the highest-ranking officer in the U.S. Air Force, and his expertise in defense and intelligence matters, make him highly qualified to serve as a director. General Jumper’s experience gives him a unique understanding of the needs of our largest customers. In addition, our Board believes that the company’s Chief Executive Officer should serve on the Board of Directors to help communicate the Board’s priorities to management and management’s perspective to the Board.

Harry M.J. Kraemer, Jr., age 58 Director	Director since 1997

Mr. Kraemer has been an executive partner of Madison Dearborn Partners, LLC, a private equity investment firm, since April 2005, and has served as a professor at the Kellogg School of Management at Northwestern University since January 2005. Mr. Kraemer previously served as the Chairman of Baxter International, Inc., a healthcare products, systems and services company, from January 2000 until April 2004, as Chief Executive Officer of Baxter from January 1999 until April 2004, and as President of Baxter from April 1997 until April 2004. Mr. Kraemer also served as the Senior Vice President and Chief Financial Officer of Baxter from November 1993 to April 1997. Mr. Kraemer is also a member of the Boards of Directors of Catamaran Corp., Sirona Dental Systems, Inc. and VWR International.

Mr. Kraemer brings comprehensive executive management experience to our Board as a former Chairman, Chief Executive Officer and Chief Financial Officer of a major global corporation. His investment and health expertise, background in commercial and international business, qualification as an “audit committee financial expert” as defined by SEC rules, and thought leadership as a distinguished educator at a leading business school provide valuable contributions to our Board.

Lawrence C. Nussdorf, age 66 Lead Director	Director since 2010

Mr. Nussdorf has served since 1998 as President and Chief Operating Officer of Clark Enterprises, Inc., a privately held real estate, construction and investment company whose interests include the Clark Construction Group, LLC, a general contracting company, of which Mr. Nussdorf has been Vice President and Treasurer since 1977. Mr. Nussdorf is responsible for all aspects of Clark Enterprises’ financial, investment and legal activities and directs the company’s business strategies for growth and diversification. Mr. Nussdorf currently serves as Director of Pepco Holdings, Inc. and served as its Lead Independent Director from 2006 to 2011. He was previously a director of CapitalSource, Inc. and a Trustee of the University of Pennsylvania.

Trained as an attorney and CPA, Mr. Nussdorf has been at the forefront of strategic and long-term planning and has vast experience managing operations and finance for multiple businesses. Our Board believes that this experience, as well as Mr. Nussdorf’s public company board leadership experience, adds valuable perspectives to our Board and our Finance and Audit committees. He is an “audit committee financial expert” as defined in SEC rules.

PROPOSAL I—ELECTION OF DIRECTORS

Edward J. Sanderson, Jr., age 64 Director	Director since 2002

Mr. Sanderson retired from Oracle Corporation in 2002 as an Executive Vice President after having served since 1995. At Oracle, Mr. Sanderson was responsible for Oracle Product Industries, Oracle Consulting and the Latin American Division. Prior to Oracle, he was President of Unisys Worldwide Services and a partner at both McKinsey & Company and Andersen Consulting (now Accenture). He was previously a director of Quantum Corp. until September 2005.

Mr. Sanderson has over 25 years of experience in senior management in the technology industry and consulting with major commercial and federal government clients on a broad array of issues. His expertise in information technology and leadership experience managing technology businesses, including international operations, provides insights and perspectives that our Board views as important to us as a global provider of information technology services. Mr. Sanderson is expected to resign from our Board of Directors at the time of the Separation and join the board of New SAIC.

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Corporate Governance Guidelines

Our Board of Directors recognizes the importance of strong corporate governance as a means of addressing the various needs of our stockholders, employees, customers and other stakeholders. As a result, our Board of Directors has adopted Corporate Governance Guidelines which, together with our certificate of incorporation, bylaws, committee charters and other key governance practices and policies, provide the framework for our corporate governance. Our Corporate Governance Guidelines cover a wide range of subjects, including criteria for determining the independence and qualification of our directors. These guidelines are available on our website at www.saic.com by clicking on the link entitled “Corporate Governance.” The Board recognizes that observing good corporate governance practices is an ongoing responsibility. The Nominating and Corporate Governance Committee regularly reviews corporate governance developments and recommends revisions to these Corporate Governance Guidelines and other corporate governance documents as necessary to promote our and our stockholders’ best interests and to help ensure that we comply with all applicable laws, regulations and stock exchange requirements.

Codes of Conduct

All of our employees, including our executive officers, are required to comply with our Code of Conduct, which describes our standards for protecting company and customer assets, fostering a safe and healthy work environment, dealing fairly with customers and others, conducting international business properly, reporting misconduct and protecting employees from retaliation. This code forms the foundation of our corporate policies and procedures designed to promote ethical behavior in all aspects of our business. In addition, our principal executive officer and our senior financial officers are also subject to the Code of Ethics for Principal Executive Officer and Senior Financial Officers, which contains additional policy guidelines and procedures relating to legal and ethical standards for conducting our business.

Our directors also are required to comply with our Code of Business Conduct of the Board of Directors intended to describe areas of ethical risk, provide guidance to directors and help foster a culture of honesty and accountability. This code addresses areas of professional conduct relating to service on our Board, including conflicts of interest, protection of confidential information, fair dealing and compliance with all applicable laws and regulations.

These documents are available on our website at www.saic.com by clicking on the links entitled “Investors” followed by “Corporate Governance.”

Director Independence

The Board of Directors annually determines the independence of each of our directors and nominees in accordance with the Corporate Governance Guidelines. These guidelines provide that “independent” directors are those who are independent of management and free from any relationship that, in the judgment of the Board of Directors, would interfere with their exercise of independent judgment. No director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization with which we have a relationship). The Board of Directors has established independence standards set forth in the Corporate Governance Guidelines that include all elements of independence required by the listing standards of the New York Stock Exchange, or NYSE.

All members of the Audit, Human Resources and Compensation and Nominating and Corporate Governance Committees must be independent directors as defined by the Corporate Governance Guidelines. Members of the Audit Committee must also satisfy a separate independence requirement pursuant to the Securities Exchange Act of 1934 which requires that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their directors’ compensation or be an affiliated person of ours or any of our subsidiaries.

Each year, our directors are obligated to complete a questionnaire which requires them to disclose any transactions with us in which the director or any member of his or her immediate family might have a direct or potential conflict of interest. Based on its review of an analysis of the responses, the Board of Directors determined that all directors, except for John P. Jumper because of his role as our Chief Executive Officer, are independent under its guidelines and free from any relationship that would interfere with the exercise of their independent judgment.

In making these independence determinations, the Board considered that in the ordinary course of business, transactions may occur between us and organizations with which some of our directors are or have been affiliated. Specifically, the Board considered that we make payments in the usual course of business or contributions under annual giving programs to the following organizations that employ a member of our Board: (i) the Center for Strategic and International Studies, a non-profit, public policy research institution for which Dr. Hamre serves as Chief Executive Officer; (ii) entities affiliated with Clark Enterprises, Inc., for which Mr. Nussdorf serves as President and Chief Operating Officer; and (iii) Northwestern University, for which Mr. Kraemer serves as a professor at the Kellogg School of Management. The Board determined that our relationships with these organizations are immaterial and would not interfere with the exercise of independent judgment by those directors who are affiliated with these organizations.

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Criteria for Board Membership

To fulfill its responsibility to identify and recommend to the full Board nominees for election as directors, the Nominating and Corporate Governance Committee reviews the composition of the Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board. In evaluating potential nominees, the Committee and the Board consider each individual in the context of the Board as a whole, with the objective of recommending to stockholders a slate of individual director nominees that can best continue the success of our business and advance stockholders’ interests. In evaluating the suitability of individual nominees, the Nominating and Corporate Governance Committee and the Board consider many factors, including:

•	expertise and involvement in areas relevant to our business such as defense, intelligence, science, finance, government or commercial and international business;

•	interpersonal skills, substantial personal accomplishments and diversity as to gender, age, ethnic background and experience;

•	commitment to business ethics, professional reputation, independence and understanding of the responsibilities of a director and the governance processes of a public company;

•	demonstrated leadership, with the ability to exercise sound judgment informed by diversity of experience and perspectives; and

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benefits from the continuing service of qualified incumbent directors in promoting stability and continuity, contributing to the Board’s ability to work together as a collective body and giving the company the benefit of experience and insight that its directors have accumulated during their tenure.

The Nominating and Corporate Governance Committee reviews the director selection process annually and the Committee and the Board assess its effectiveness through an annual written evaluation process. In addition, the Nominating and Corporate Governance Committee has been directed by the Board to observe the following principles contained in our Corporate Governance Guidelines:

•	a majority of directors must meet the independence criteria established by the Board of Directors;

•	based upon the desired number of 12 directors, no more than three directors may be an employee of ours;

•	only a full-time employee who serves as either the Chief Executive Officer or one of his or her direct reports will be considered as a candidate for an employee director position; and

•	no director nominee may be a consultant to us.

The Board of Directors expects a high level of commitment from its members and will review a candidate’s other commitments and service on other boards to ensure that the candidate has sufficient time to devote to us. In addition, non-employee directors may not serve on the board of directors of more than four other publicly-traded companies. Moreover, directors are expected to act ethically at all times and adhere to our Code of Business Conduct of the Board of Directors.

Board Leadership Structure

The Board is currently led by John P. Jumper, who also is our Chief Executive Officer. Our Board believes that it is in the best interests of stockholders for the Board to have the flexibility to determine the most qualified and appropriate individual to serve as Chair of the Board, whether that person is an independent director or the Chief Executive Officer. The Board selects the Chair annually and may decide to separate or combine the roles of Chair of the Board and Chief Executive Officer, if appropriate, any time in the future. In cases where the Board determines it is in the best interests of our stockholders to combine the positions of Chair and Chief Executive Officer, the independent directors will designate a lead independent director with the responsibilities described in our Corporate Governance Guidelines.

The functions of the executive Chair of the Board include:

•	planning the Board’s annual schedule of meetings and agendas in consultation with the Lead Director, the Corporate Secretary and other directors as appropriate;

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coordinating with the Lead Director and the Corporate Secretary to ensure that the Board receives the appropriate quantity and quality of information in a timely manner to enable it to make informed decisions;

•	chairing all meetings of the Board and ensuring that meetings are conducted efficiently and effectively;

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•	calling special meetings, if necessary;

•	facilitating full and candid Board discussions, ensuring all directors express their views on key Board matters and assisting the Board in achieving a consensus;

•	developing teamwork and a cohesive Board culture and facilitating formal and informal communication with and among directors;

•	helping to ensure that action items established by the Board are tracked and appropriate follow-up action is taken as necessary;

•	making recommendations to the Nominating and Corporate Governance Committee as to committee membership and committee chairs, for approval by the Board;

•	working with committee chairs to ensure that each committee functions effectively and keeping the Board apprised of actions taken;

•	being authorized to attend all committee meetings, as appropriate;

•	chairing annual and special meeting of stockholders;

•	collaborating with the Nominating and Corporate Governance Committee in identifying and recruiting new Board members; and

•	collaborating with the Nominating and Corporate Governance Committee on the performance and structure of the Board and its committees, including the performance of individual directors.

Our Board is committed to strong corporate governance and believes that Board independence and oversight of management are effectively maintained through the Board’s current composition, committee structure and the position of Lead Director. Currently, 10 of our 11 directors are “independent” as defined by the NYSE rules and our Corporate Governance Guidelines. The Board’s Audit, Finance, Human Resources and Compensation and Nominating and Corporate Governance Committees are each comprised entirely of independent directors. In addition, in the event that the Chair of the Board is not an independent director, the Nominating and Corporate Governance Committee nominates an independent director to serve as “Lead Director,” who then must be approved by a majority of the independent directors.

The Lead Director has specifically delineated duties, which include:

•	reviewing and providing input to the Chair and Corporate Secretary regarding meeting agendas and the annual schedule of meetings;

•	providing input to the Chair on the quantity, quality and timeliness of information provided to the Board;

•	calling and chairing all meetings of the independent directors and apprising the Chair of the issues considered, as appropriate;

•	presiding, in the Chair’s absence, at Board meetings and the annual meeting of stockholders;

•	helping the Chair facilitate full and candid Board discussions, ensuring all directors express their views on key Board matters and assisting the Board in achieving a consensus;

•	being authorized to attend all committee meetings, as appropriate;

•	serving as the liaison between the independent directors and the Chair and Chief Executive Officer;

•	being available for consultation and direct communication with significant stockholders and other interested parties, if requested;

•	collaborating with the Human Resources and Compensation Committee on the annual performance evaluation of the Chief Executive Officer;

•	collaborating with the Nominating and Corporate Governance Committee on the performance and structure of the Board of Directors and its committees, including the performance of individual directors;

•	on behalf of the independent directors, retaining such counsel or other advisors as they deem appropriate in the conduct of their duties and responsibilities; and

•	performing such other duties as the Board may determine from time to time.

Currently, Lawrence C. Nussdorf serves as our independent Lead Director.

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The Board’s Role in Risk Oversight

As part of its oversight function, the Board and its committees monitor risk as part of their regular deliberations throughout the year. When granting authority to management, approving strategies, making decisions and receiving management reports, the Board considers, among other things, the risks facing the company. The Board also oversees risk in particular areas through its committee structure. The Audit Committee evaluates the company’s guidelines and policies regarding risk assessment and risk management, including risks related to internal control over financial reporting, the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Human Resources and Compensation Committee evaluates risks potentially arising from the company’s human resources and compensation policies and practices. The Finance Committee oversees financial, capital investment and insurance risks. The Ethics and Corporate Responsibility Committee oversees risks associated with unethical conduct and political, social, environmental and reputational risks. The Classified Business Oversight Committee oversees risk review activities applicable to the company’s classified business activities and receives reports from management on particular classified projects involving significant performance, financial or reputational risks. The company also utilizes an internal Enterprise Risk Management Committee, comprised of the Chief Executive Officer and senior management that, among other things, establishes the overall corporate risk strategy and ensures that policies, systems, processes and training are established to identify and address appropriate risk matters within the company. This committee reports annually to the full Board of Directors on its activities and findings, highlighting the key risks we face and management’s actions for managing those risks.

Board of Directors Meetings and Committees

During fiscal 2013, the Board of Directors held 18 meetings of the entire Board. The independent directors met nine times during the year, either in executive session of regular board meetings or in separate meetings. Mr. Nussdorf, the independent Lead Director, presides at all executive sessions of our independent directors as provided by our Corporate Governance Guidelines. During fiscal 2013, no director attended fewer than 75% of the aggregate of the meetings of the Board and committees of the Board on which they served. In addition, all directors attended the 2012 annual meeting of stockholders. It is our policy to encourage all directors to attend our annual meeting.

The Board of Directors has the following principal standing committees: Audit, Classified Business Oversight, Ethics and Corporate Responsibility, Finance, Human Resources and Compensation, and Nominating and Corporate Governance. The charters of these committees are available in print to any stockholder who requests them and are also available on our website at www.saic.com by clicking on the links entitled “Investor Relations,” “Corporate Governance” and then “Board Committees.”

Audit Committee

The current members of the Audit Committee are Harry M.J. Kraemer, Jr. (Chair), Thomas F. Frist, III, Anita K. Jones and Lawrence C. Nussdorf. The Board of Directors has determined that each of the members of the Audit Committee is independent for purposes of our Corporate Governance Guidelines, as well as for purposes of the requirements of the Securities Exchange Act of 1934. In addition, the Board of Directors has determined that Thomas F. Frist, III, Harry M.J. Kraemer, Jr. and Lawrence C. Nussdorf qualify as Audit Committee “financial experts” as defined by the rules under the Securities Exchange Act of 1934. The backgrounds and experience of the Audit Committee financial experts are set forth above in “Proposal 1—Election of Directors.” The responsibilities of the Audit Committee are set forth in its charter and fall into the following categories:

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Internal Controls and Disclosure Controls—Review and provide feedback on the assessment performed by management on internal control over financial reporting; review the internal control assessment with the independent registered public accounting firm, the internal auditor and management; review any major issues as to the adequacy of our internal control over financial reporting and any special audit steps adopted in light of control deficiencies; review our disclosure controls and procedures designed to ensure timely collection and evaluation of information required to be disclosed in our filings with the SEC or posted on our website; and review the independent registered public accounting firm’s procedures and management of the audit relating to internal control over financial reporting.

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Independent Audit—Retain an independent registered public accounting firm for the purpose of preparing or issuing an audit report on our consolidated financial statements and performing other audit, review or attest services; pre-approve all audit and non-audit services and related fees and evaluate the independent registered public accounting firm’s qualifications, performance and independence; ensure the firm’s objectivity by reviewing and discussing all relationships between such firm and us and our affiliates; obtain and review a report by the independent registered public accounting firm that describes our internal quality-control procedures and any material issues raised; review the proposed audit scope and procedures to be utilized; obtain and review a post-audit report; and review all critical accounting policies and practices to be used, major issues regarding accounting principles and financial statement presentations, analyses prepared by management and/or the independent registered public accounting firm setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, the effect of regulatory and accounting initiatives and other material written communications between the independent registered public accounting firm and management.

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Internal Audit—Review the qualifications, organizational structure and performance of the internal audit function; review, approve and update the rolling three-year internal audit plan; periodically review any significant difficulties, disagreements with management or restrictions encountered in the scope of the Internal Audit Department’s work; receive periodic summaries of findings from completed internal audits and the status of major audits in process; receive timely notification of any issues or concerns identified during the course of internal audits and reviews; and discuss with the independent registered public accounting firm the responsibilities, budget and staffing of our internal audit function.

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Financial Reporting—Review and discuss with management, the independent registered public accounting firm and the internal auditor our annual and quarterly consolidated financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that will be contained in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q; discuss with the independent registered public accounting firm the auditor’s judgments about the quality and not just the acceptability of accounting principles used to prepare our consolidated financial statements; review our responses to any investigation of the SEC or any national securities exchange on which our shares are listed; review the type of information to be disclosed in our earnings press releases and discuss the earnings press releases; and review any financial information and earnings guidance provided to analysts and rating agencies.

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Ethical and Legal Compliance—Review the effectiveness of our system for monitoring compliance with laws and regulations; establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (including procedures for receiving and handling complaints on a confidential and anonymous basis); and evaluate and handle any complaints submitted to or reported to the Audit Committee.

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Other Responsibilities—Discuss and evaluate our guidelines and policies regarding risk assessment and risk management; discuss our major financial risk exposures and the steps management has taken to monitor and control such exposures; and review our litigation, government investigation and legal compliance matters that could have a significant impact on our financial statements.

The Audit Committee held eight meetings during fiscal 2013.

Classified Business Oversight Committee

The current members of the Classified Business Oversight Committee are John J. Hamre (Chair), John P. Jumper and A. Thomas Young (retiring member). The responsibilities of the Classified Business Oversight Committee are set forth in its charter and include periodically reviewing and making recommendations to our Board of Directors and management concerning:

•	policies, processes, procedures, training and risk review activities applicable to our classified business activities;

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regular reports from our Special Projects Committee, comprised of management and outside experts in intelligence and security, regarding classified programs involving special operational or reputational risks;

•	reports from management on particular classified projects involving significant performance, financial or reputational risks; and

•	other classified business issues that the Board or management would like the Committee to review.

The Classified Business Oversight Committee held four meetings during fiscal 2013.

Ethics and Corporate Responsibility Committee

The current members of the Ethics and Corporate Responsibility Committee are Anita K. Jones (Chair), France A. Córdova, Jere A. Drummond and John P. Jumper. The responsibilities of the Ethics and Corporate Responsibility Committee are set forth in its charter and include:

•	reviewing and making recommendations regarding the ethical responsibilities of our employees and consultants under our administrative policies and procedures;

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reviewing and assessing our policies and procedures addressing the resolution of conflicts of interest involving us, our employees, officers and directors, or their immediate family members, including related party transactions, and addressing any potential conflict of interest involving us and a director or an executive officer;

•	reviewing the adequacy of, and any requests for waivers under, our Code of Ethics for Principal Executive Officer and Senior Financial Officers;

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reviewing and establishing procedures for the receipt, retention and treatment of complaints regarding violations of our policies, procedures and standards related to ethical conduct and legal compliance;

•	reviewing and evaluating the effectiveness of our ethics, compliance and training programs and related administrative policies; and

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•

reviewing our policies and practices in the areas of corporate responsibility including, the safety and protection of the environment, charitable contributions and such political, social and environmental issues that may affect our business operations, performance, public image or reputation.

The Ethics and Corporate Responsibility Committee held four meetings during fiscal 2013.

Finance Committee

The current members of the Finance Committee are Thomas F. Frist, III (Chair), Lawrence C. Nussdorf, Edward J. Sanderson, Jr., and A. Thomas Young (retiring member). The responsibilities of the Finance Committee are set forth in its charter and include periodically reviewing and making recommendations to our Board of Directors and management concerning:

•	our capital structure, including the issuance of equity and debt securities, the incurrence of indebtedness, payment of dividends, stock repurchases and related matters;

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financial projections (including any financial guidance) and general financial planning, including cash flow and working capital management, capital budgeting and expenditures, tax planning and compliance and related matters;

•	mergers, acquisitions and strategic transactions;

•	proposed offers for the purchase or acquisition of all or substantially all of our stock or assets;

•	investor relations programs and policies;

•	the funding status of the defined-benefit plan of one of our international subsidiaries and the overall financial impact of our benefit plans; and

•	any other transactions or financial issues that the Board or management would like the Committee to review.

In addition, the Finance Committee has the authority to approve:

•	credit facilities, borrowing agreements, letters of credit, bank guarantees and similar arrangements;

•	capital contributions to subsidiaries of the company;

•	foreign exchange contracts and modifications to the company’s foreign exchange policies;

•	interest rate hedging programs; and

•	modifications to the company’s investment policies and allocation of funds among investment strategies.

The Finance Committee held 10 meetings during fiscal 2013.

Human Resources and Compensation Committee

The current members of the Human Resources and Compensation Committee are Edward J. Sanderson, Jr. (Chair), France A. Córdova, Miriam E. John and Harry M.J. Kraemer, Jr. The Board of Directors has determined that each of the members of the Human Resources and Compensation Committee is independent for purposes of our Corporate Governance Guidelines. The responsibilities of the Human Resources and Compensation Committee are set forth in its charter and include:

•	determining the compensation of our Chief Executive Officer and reviewing and approving the compensation of our other executive officers;

•	exercising all rights, authority and functions reserved to them under all of our stock, retirement and other compensation plans;

•	approving and making recommendations to the Board of Directors regarding non-employee director compensation;

•	preparing an annual report on executive compensation for inclusion in our Proxy Statement or Annual Report on Form 10-K in accordance with the rules and regulations of the SEC; and

•	periodically reviewing our human resources strategy, policies and programs.

In the exercise of its responsibilities, the Human Resources and Compensation Committee may delegate such of its authorities and responsibilities as the Committee deems proper to members of the Committee or to a subcommittee. The Committee’s processes and procedures for the consideration and determination of executive compensation are discussed in further detail under “Compensation Discussion and Analysis” below. The Human Resources and Compensation Committee held eight meetings during fiscal 2013.

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Role of Independent Consultant

The Human Resources and Compensation Committee has retained Frederic W. Cook & Co., as its independent compensation consultant to assist the Committee in evaluating executive compensation programs and in setting executive officer compensation. The consultant only serves the Committee in an advisory role and does not decide or approve any compensation actions. The consultant reports directly to the Committee and does not perform any services for management. The consultant’s duties include the following:

•	reviewing our total compensation philosophy, peer group, and target competitive positioning for reasonableness and appropriateness;

•	reviewing our overall executive compensation program and advising the Committee on evolving best practices;

•	providing independent analyses and recommendations to the Committee on executive officers’ compensation and new programs that management submits to the Committee for approval; and

•	reviewing the Compensation Discussion and Analysis for our Proxy Statement;

The consultant interacts directly with members of management only on matters under the Committee’s oversight and with the knowledge and permission of the Committee. The Committee has assessed the independence of Frederic W. Cook & Co. pursuant to SEC rules and concluded that the firm’s work for the Committee does not raise any conflict of interest.

Compensation Committee Interlocks and Insider Participation

None of the members of our Human Resources and Compensation Committee has, at any time, been an officer or employee of ours. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Human Resources and Compensation Committee.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Jere A. Drummond (Chair), John J. Hamre, Miriam E. John, Lawrence C. Nussdorf and A. Thomas Young (retiring member). The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent for purposes of our Corporate Governance Guidelines. The responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter and include:

•	evaluating, identifying and recommending director nominees, including nominees proposed by stockholders;

•	reviewing and making recommendations regarding the composition and procedures of the Board of Directors;

•	making recommendations regarding the size, composition and charters of the Board’s committees;

•	reviewing and developing long-range plans for our Chief Executive Officer and management succession;
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developing and recommending to the Board of Directors a set of corporate governance principles, including recommending an independent director to serve as non-executive Chair of the Board or as Lead Director; and

•	developing and overseeing an annual self-evaluation process of the Board of Directors and its committees.

The Nominating and Corporate Governance Committee held four meetings during fiscal 2013.

Director Nominations Process

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Committee regularly assesses the Board’s current and projected strengths and needs by, among other things, reviewing the Board’s current profile, the criteria for board membership described on page 10 and our current and future needs.

To the extent that vacancies on the Board of Directors are anticipated or otherwise arise, the Committee prepares a target candidate profile and develops an initial list of director candidates identified by the current members of the Board, business contacts, community leaders and members of management. The Committee may also retain a professional search firm to assist it in developing a list of qualified candidates, although the Committee has not utilized the services of such firms to date. The Nominating and Corporate Governance Committee would also consider any stockholder recommendations for director nominees that are properly received.

The Committee then screens and evaluates the resulting slate of director candidates to identify those individuals who best fit the target candidate profile and Board membership criteria and provides the Board of Directors with its recommendations. The Board of Directors then considers the recommendations and votes on whether to nominate the director candidate for election by the stockholders at the annual meeting or to appoint the director candidate to fill a vacancy on the Board.

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Stockholder Nominations

Any stockholder may nominate a person for election as a director by complying with the procedures set forth in our bylaws. Under Section 3.03 of our bylaws, in order for a stockholder to nominate a person for election as a director, such stockholder must give timely notice to our Corporate Secretary prior to the meeting at which directors are to be elected. To be timely, notice must be delivered to the Corporate Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. (If the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, however, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which we first publicly announce the date of such annual meeting, whichever occurs later).

Such stockholder’s notice must include certain information as provided in Section 3.03 of our bylaws about the nominee, the stockholder and the underlying beneficial owner, if any, including his or her name, age, address, occupation, shares, rights to acquire shares, information about derivatives, hedges, short positions, understandings or agreements regarding the economic and voting interests of the nominee, the stockholder and related persons with respect to our stock, if any, and such other information as would be required to be disclosed in a proxy statement soliciting proxies for the election of the proposed nominee. In addition, the notice must contain certain information about the stockholder proposing to nominate that person. We may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director. A stockholder’s notice must be updated, if necessary so that the information submitted is true and correct as of the record date for determining stockholders entitled to receive notice of the meeting.

Mandatory Retirement Policy

The Board has adopted a standard retirement age of 75 for independent directors and 65 for employee directors. It is the general policy of the Nominating and Corporate Governance Committee not to nominate candidates for re-election at any annual stockholder meeting to be held after he or she has attained the applicable retirement age. The Board of Directors granted an exemption to allow John P. Jumper to remain on the Board after assuming the position of our Chief Executive Officer.

Director Compensation

The Board of Directors uses a combination of cash and stock-based incentives to attract and retain qualified candidates to serve as directors. In determining director compensation, the Board of Directors considers the significant amount of time required of our directors in fulfilling their duties, as well as the skill and expertise of our directors. The Human Resources and Compensation Committee periodically reviews director compensation with the assistance of independent compensation consultants and recommends to the Board of Directors the form and amount of compensation to be provided. The director compensation described below represents the total compensation received by our directors for their service as directors for both SAIC and Science Applications.

The following is a summary of the compensation that we provide to our non-employee directors:

Cash Compensation. Our directors receive a cash retainer for their service on the Board of Directors. For fiscal 2013, our directors were paid an annual retainer of $50,000 and the Chair of each committee of the Board was paid an additional annual retainer of $10,000, except for the Chair of the Audit Committee who was paid an additional annual retainer of $15,000. The independent Lead Director also receives an additional annual retainer of $25,000. In addition to the cash retainers, non-employee directors also received $2,000 for each meeting of the Board and committee they attended. We also reimburse our directors for expenses incurred while attending meetings or otherwise performing services as a director.

Equity Compensation. Directors receive annual equity awards under our equity incentive plan. For fiscal 2013, each of our directors received equity awards valued at approximately $150,000, of which two-thirds was in the form of restricted share units of common stock and one-third was in the form of stock options. These equity awards vest on the later of one year from the date of grant or on the date of the next annual meeting of stockholders following the date of grant. If a director retires due to our mandatory retirement policy, the director’s equity awards continue to vest as scheduled and options remain exercisable for the remainder of the option term.

Deferral Plans. The directors are eligible to defer all or any portion of their cash retainers or fees or certain equity compensation into our Keystaff Deferral Plan or Key Executive Stock Deferral Plan, or both. These plans are described in further detail under the caption “Executive Compensation—Nonqualified Deferred Compensation” below.

Stock Ownership Guidelines and Policies. The Board of Directors believes that its members should acquire and hold shares of our stock in an amount that is meaningful and appropriate. To encourage directors to have a material investment in our stock, the Board has adopted stock ownership guidelines that call for directors to hold shares of our stock with a value of at

CORPORATE GOVERNANCE

least five times the amount of the annual cash retainer within three years of joining the Board. All of our directors met this requirement in fiscal 2013. In addition to these ownership guidelines, our directors are also subject to policies that prohibit certain short-term or speculative transactions in our securities that we believe carry a greater risk of liability for insider trading violations or may create an appearance of impropriety. Our policy requires directors to obtain preclearance from our General Counsel for all transactions in our securities.

The following table sets forth information regarding the compensation paid to our directors for service in fiscal 2013:

Name (1)	Fees earned or paid in cash ($) (4)	Stock awards ($) (5)	Option awards ($) (6)	Total ($)
France A. Córdova	106,000	100,013	50,001	256,014
Jere A. Drummond	128,000	100,013	50,001	278,014
Thomas F. Frist, III	117,500	100,013	50,001	267,514
John J. Hamre	128,000	100,013	50,001	278,014
Miriam E. John	126,000	100,013	50,001	276,014
Anita K. Jones	132,000	100,013	50,001	282,014
John P. Jumper (2)	22,500	—	—	22,500
Harry M. J. Kraemer, Jr.	147,000	100,013	50,001	297,014
Lawrence C. Nussdorf	156,750	100,013	50,001	306,764
Edward J. Sanderson, Jr.	150,000	100,013	50,001	300,014
Louis A. Simpson (3)	62,000	—	—	62,000
A. Thomas Young	144,000	100,013	50,001	294,014

(1)	Walter P. Havenstein, our former Chief Executive Officer, is not included in this table because he received no additional compensation for his services as a director.

(2)	John P. Jumper became our President and Chief Executive Officer in March 2012, after which time he received no additional compensation for his services as a director.

(3)	Louis A. Simpson retired in June 2012.

(4)	Amounts in this column represent the aggregate dollar amount of all fees earned or paid in cash for services as a director for annual retainer fees, committee and/or chair fees and meeting fees. The directors are eligible to defer such cash fees into our Keystaff Deferral Plan and Key Executive Stock Deferral Plan. Director fees that are deferred into the Key Executive Stock Deferral Plan result in stock units of equal value based on the closing sales price of our common stock on the second business day of the calendar quarter. In fiscal 2013, the following directors deferred the following amounts and received the following number of stock units in our Key Executive Stock Deferral Plan:

Name	Amount deferred ($)	Stock units received upon deferral of fees (#)
Jere A. Drummond	60,000	4,897
John J. Hamre	128,000	10,479
Miriam E. John	126,000	10,294
Harry M. J. Kraemer, Jr.	147,000	11,928

(5)	Amounts in this column reflect the grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). For fiscal 2013, each of our non-employee directors received 7,571 restricted share units of our common stock. For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculations of these amounts, see Note 10 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K as filed with the SEC on March 27, 2013.

At the end of fiscal 2013, the following non-employee directors held the following number of unvested stock units, including unvested stock units in our Key Executive Stock Deferral Plan:

Name	Unvested stock units
France A. Córdova	7,891
Jere A. Drummond	7,891
Thomas F. Frist, III	7,891
John J. Hamre	7,891
Miriam E. John	7,891
Anita K. Jones	7,891
Harry M. J. Kraemer, Jr.	7,891
Lawrence C. Nussdorf	7,891
Edward J. Sanderson, Jr.	7,891
A. Thomas Young	7,891

(6)	Amounts in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718. Option awards granted to directors in fiscal 2009 and after vest on the later of one year from the date of grant or on the date of the next annual meeting of stockholders following the date of grant. Option awards granted to directors prior to fiscal 2009 vest as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth year anniversaries of the date of grant, respectively.

CORPORATE GOVERNANCE

During fiscal 2013, our non-employee directors were each issued options to purchase 30,121 shares of our common stock, with a grant date fair value of approximately $50,000. At the end of fiscal 2013, our non-employee directors held vested and unvested options to purchase the following number of shares of our common stock:

Name	Aggregate shares subject to outstanding options
France A. Córdova	82,058
Jere A. Drummond	82,058
Thomas F. Frist, III	68,836
John J. Hamre	82,058
Miriam E. John	82,058
Anita K. Jones	82,058
Harry M. J. Kraemer, Jr.	82,058
Lawrence C. Nussdorf	62,614
Edward J. Sanderson, Jr.	82,058
Louis A. Simpson	51,937
A. Thomas Young	82,058

Related Party Transactions

The Board of Directors has adopted written policies and procedures for the review and approval of transactions between us and certain “related parties,” which are generally considered to be our directors and executive officers, nominees for director, holders of five percent or more of our outstanding capital stock and members of their immediate families. The Board of Directors has delegated to the Ethics and Corporate Responsibility Committee the authority to review and approve the material terms of any proposed related party transaction. If a proposed related party transaction involves a non-employee director or nominee for election as a director and may be material to a consideration of that person’s independence, the matter is also considered by the Chair of the Board of Directors and the Chair of the Nominating and Corporate Governance Committee.

In determining whether to approve or ratify a related party transaction, the Ethics and Corporate Responsibility Committee considers, among other factors it deems appropriate, the potential benefits to us, the impact on a director’s or nominee’s independence or an executive officer’s relationship with or service to us, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. In deciding to approve a transaction, the Committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related party. Any transactions involving the compensation of executive officers, however, are to be reviewed and approved by the Human Resources and Compensation Committee. If a related party transaction will be ongoing, the Ethics and Corporate Responsibility Committee may establish guidelines to be followed in our ongoing dealings with the related party. Thereafter, the Ethics and Corporate Responsibility Committee will review and assess ongoing relationships with the related party on at least an annual basis to determine whether they are in compliance with the Committee’s guidelines and that the related party transaction remains appropriate.

We engage in transactions and have relationships with many entities, including educational and professional organizations, in the ordinary course of our business. Some of our directors, executive officers or their immediate family members may be directors, officers, partners, employees or stockholders of these entities. We carry out transactions with these firms on customary terms. There were no transactions during fiscal 2013 in which any related party had a direct or indirect material interest.

Communications with the Board of Directors

Any interested party may communicate with the Chair of the Board and the Chairs of our Audit, Ethics and Corporate Responsibility, Human Resources and Compensation, and Nominating and Corporation Governance Committees on Board-related issues by sending an e-mail to:

•	boardchair@saic.com;

•	auditchair@saic.com;

•	compensationchair@saic.com;

•	governancechair@saic.com; or

•	ethicschair@saic.com.

CORPORATE GOVERNANCE

You may also write to them or to any other director, the independent directors as a group or the Board of Directors generally at the following address:

SAIC, Inc.

Attention: Corporate Secretary

1710 SAIC Drive, MS 3-5-9

McLean, VA 22102

Relevant communications will be forwarded to the recipients noted in the communication. Communications sent to the Board of Directors will be forwarded to the Chair of the Board and to the Lead Director. Communications sent to the independent directors as a group will be forwarded to the Lead Director.

PROPOSAL 2—AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION

TO EFFECT A REVERSE STOCK SPLIT

We are asking our stockholders to:

•

authorize the Board of Directors to effect, in its discretion prior to January 31, 2014, a reverse stock split of the outstanding common stock of SAIC at a reverse stock split ratio of 1-for-2, 1-for-3 or 1-for-4, as determined by the Board of Directors; and

•

approve a corresponding amendment to our certificate of incorporation in the form set forth below in “—Proposed Amendment” to effect the reverse stock split and to reduce proportionately the total number of shares of common stock that SAIC is authorized to issue, subject to the Board of Directors’ authority to abandon such amendment.

If the stockholders approve this proposal, the Board of Directors would cause a certificate of amendment to our certificate of incorporation to be filed with the Secretary of State of Delaware and effect the reverse stock split only if the Board determines that the reverse stock split would be in the best interests of the company and its stockholders. The Board may determine in its discretion on a ratio of 1-for-2, 1-for-3, or 1-for-4 at which to effect the reverse stock split. The Board also may determine in its discretion not to effect any reverse stock split and not to file an amendment to our certificate of incorporation. No further action on the part of stockholders will be required to either implement or abandon the reverse stock split.

Background

On August 30, 2012, we announced that we were pursuing a plan to separate into two independent, publicly traded companies. In connection with the Separation, it is anticipated that we will enter into a Distribution Agreement with New SAIC. Pursuant to the Distribution Agreement, following the completion of certain internal restructuring transactions that include transferring to New SAIC certain of the assets and liabilities related to our technical, engineering and enterprise information technology services business, we will distribute on a pro rata basis all of the shares of New SAIC common stock to the holders of our common stock. We cannot provide any assurance that the Separation will be completed as the Distribution Agreement has not yet been entered into and, when entered into, the Separation will be subject to certain conditions precedent. Approval of the reverse stock split is not a condition to the Separation.

After the Separation, the market price and trading ranges for our common stock may be significantly lower than the current market price and trading ranges because New SAIC will own the assets, liabilities and operations of the technical, engineering and enterprise information technology services business, and we will have distributed all of our shares in New SAIC to holders of our common stock. Therefore, we expect that the market price and trading ranges of our stock will no longer reflect the value of the business contributed to New SAIC.

As of April 8, 2013, we had 342,114,336 shares of common stock issued and outstanding. The last sale price of our common stock on the New York Stock Exchange on April 8, 2013, was $13.85 and over the prior 52 weeks our stock price has ranged from $10.38 to $13.85.

Purpose of the Reverse Stock Split

The Board of Directors believes that it is in the best interests of the company and our stockholders to reduce the number of issued and outstanding shares through a reverse stock split implemented in connection with the Separation. Immediately following the reverse stock split, the number of shares of our common stock issued and outstanding will be reduced proportionately based on the reverse stock split ratio determined by the Board.

The Board believes that implementing a reverse stock split is likely to increase the market price for our common stock as fewer shares will be outstanding. The Board further believes that the increased market price of our common stock expected as a result of implementing the reverse stock split may improve the marketability and liquidity of our common stock and may encourage interest and trading in our common stock.

For example, the Board believes that some institutional investors and investment funds may be reluctant to invest, and in some cases may be prohibited from investing, in lower-priced stocks and that brokerage firms may be reluctant to recommend lower-priced stocks to their clients. If the market price and trading ranges for our common stock were to be significantly lower following the Separation, the reverse stock split could increase the likelihood that our common stock market price will stay at a level that would be viewed more favorably by potential investors. Further, brokerage commissions, as a percentage of the total transaction, tend to be higher for lower-priced stocks. As a result, certain investors may also be dissuaded from purchasing lower-priced stocks. A higher stock price after the reverse stock split may reduce this concern.

The Board of Directors believes that approval of a number of alternative ratios of the reverse stock split as opposed to one specific ratio of the reverse stock split provides it with flexibility to achieve the purposes of the reverse stock split based on the expected value and trading ranges of our common stock at a point in time closer to completion of the Separation.

PROPOSAL 2—AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION

TO EFFECT A REVERSE STOCK SPLIT

Proposed Amendment

The full text of Article FOURTH, section (A) of the Restated Certificate of Incorporation, as proposed to be amended, is as follows (bracketed numbers represent alternatives depending upon whether the Board of Directors approves a 1-for-2, 1-for-3 or 1-for-4 reverse stock split):

The Corporation is authorized to issue two classes of capital stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock of all classes which the Corporation shall have the authority to issue is [1,010,000,000] [675,000,000] [510,000,000] shares, each with a par value of $0.0001 per share, of which:

(1)	[1,000,000,000] [665,000,000] [500,000,000] shares shall be Common Stock; and

(2)	10,000,000 shares shall be Preferred Stock.

Effective as of             , Eastern time, on             , (the “Effective Time”), each [two (2)] [three (3)] [four (4)] shares of the corporation’s Common Stock, par value $0.0001 per share, issued and outstanding or held by the corporation as treasury stock shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock, par value $0.0001 per share, of the corporation. No fractional shares shall be issued and, in lieu thereof, the corporation’s transfer agent shall aggregate all fractional shares and sell them as soon as practicable after the Effective Time at the then prevailing prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive a fractional share. After the transfer agent’s completion of such sale, stockholders shall receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale.

Board Discretion to Implement the Reverse Stock Split

The Board of Directors expects to implement the reverse stock split immediately after the time of and in connection with the Separation, and in any event prior to the commencement of trading in our common stock following the Separation. The results of the stockholder vote on this proposal will not affect the Board’s decision to proceed with the Separation.

No further action on the part of stockholders will be required to either implement or abandon the reverse stock split. If the proposal is approved by stockholders and the Board determines to implement the reverse stock split, the amendment to our certificate of incorporation will become effective upon the filing of the amendment with the Secretary of State of Delaware, which we anticipate will occur in connection with the closing of the Separation and we would communicate to the public, prior to the effective time of the reverse stock split and the Separation, additional details regarding the reverse stock split (including the final reverse stock split ratio, as determined by the Board). However, in accordance with Delaware law, even if our stockholders approve the proposed amendments, the Board reserves the right to elect not to proceed with the reverse stock split if it determines, in its sole discretion, that the proposal is no longer in the best interests of the company and our stockholders.

Certain Risks Associated With the Reverse Stock Split

There can be no assurance that following the reverse stock split the market price of our common stock will increase in proportion to the reduction in the number of shares of our common stock issued and outstanding before the proposed reverse stock split. The total market capitalization of our common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split for reasons unrelated to the reverse stock split.

Impact of the Proposed Reverse Stock Split If Implemented

The reverse stock split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interests or proportionate voting power, except to the extent that the reverse stock split results in any of our stockholders receiving cash in lieu of a fractional share. As described below, stockholders who are otherwise entitled to fractional shares as a result of the reverse stock split will receive cash payments in lieu of such fractional shares. These cash payments will reduce the number of post-reverse stock split stockholders to the extent there are presently stockholders who would otherwise receive less than one share of our common stock after the reverse stock split. Furthermore, because the number of authorized shares of our common stock will be reduced, the reverse stock split will not increase the Board of Directors’ ability to issue authorized and unissued shares (proportionately to the issued and outstanding shares) without further stockholder action. The other principal effects of the reverse stock split will be that:

•

the number of issued and outstanding shares of our common stock will be reduced proportionately based on the final reverse stock split ratio of either 1-for-2, 1-for-3 or 1-for-4, as determined by the Board of Directors;

•	the number of authorized shares of our common stock will be reduced proportionately based on the final reverse stock split ratio;

•

based on the final reverse stock split ratio, the per share exercise price of all outstanding option awards and the number of shares of our common stock issuable upon the exercise of all outstanding option awards will be proportionally

PROPOSAL 2—AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION

TO EFFECT A REVERSE STOCK SPLIT

adjusted to preserve the intrinsic value of the options, and all unvested stock and stock units (including restricted stock units and performance stock units) will be adjusted proportionately to preserve the underlying value. These adjustments are in addition to (and may be made concurrently with, or separate from) the adjustments to be made in connection with the Separation;

•

the number of shares reserved for issuance and any maximum number of shares with respect to which equity awards may be granted to any participant under our equity-based compensation plans will be reduced proportionately based on the final reverse stock split ratio and

•

the reverse stock split will likely increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in executing sales.

Although the number of outstanding shares of our common stock would decrease following the proposed reverse stock split, the Board of Directors does not intend for the reverse stock split to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934.

Fractional Shares

Stockholders would not receive fractional shares in connection with the reverse stock split. Instead, our transfer agent would aggregate all fractional shares and sell them as soon as practicable after the effective time at the then prevailing prices on the open market on behalf of those stockholders who would otherwise be entitled to receive a fractional share. We expect that the transfer agent would conduct the sale in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of our common stock. After the transfer agent’s completion of such sale, stockholders would receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale.

No transaction costs would be assessed on stockholders for the cash payment. Stockholders would not be entitled to receive interest for the period of time between the effective time of the reverse stock split and the date payment is made for their fractional share interest in our common stock.

Shares of common stock held in registered form (that is, stock held by you in your own name in the stock register records maintained by our transfer agent) and stock held in “street name” (that is, stock held by you through a bank, broker or other nominee) for the same investor would be considered held in separate accounts and will not be aggregated when effecting the reverse stock split. Banks, brokers or other nominees may apply their own specific procedures for processing the reverse stock split. If you hold your shares in street name through a bank, broker or other nominee, and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on Stockholders

All of our stockholders hold their shares electronically in book-entry form. Therefore, no action is required on the part of any stockholder to receive their post-reverse stock split shares of our common stock or their cash payment in lieu of any fractional interest, if applicable.

Upon the reverse stock split, we intend to treat stockholders holding shares of our common stock in “street name” (that is, held through a bank, broker or other nominee) in the same manner as registered stockholders whose shares of our common stock are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding shares of our common stock in “street name;” however, these banks, brokers or other nominees may apply their own specific procedures for processing the reverse stock split. If you hold your shares of our common stock with a bank, broker or other nominee, and if you have any questions in this regard, we encourage you to contact your nominee.

Accounting Consequences

The par value per share of our common stock will remain unchanged at $0.0001 per share after the reverse stock split. As a result, on the effective time of the reverse stock split, the stated capital on our balance sheet attributable to our common stock will be reduced proportionately based on the final reverse stock split ratio determined by the Board of Directors from its present amount and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. After the reverse stock split, net income or loss per share and other per share amounts will be increased because there will be fewer shares of our common stock outstanding. In future financial statements, net income or loss per share and other per share amounts for periods ending before the reverse stock split would be recast to give retroactive effect to the reverse stock split. As described above under “Impact of the Proposed Reverse Stock Split If Implemented,” the per share exercise price of outstanding option awards would increase proportionately, and the number of shares of our common stock

PROPOSAL 2—AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION

TO EFFECT A REVERSE STOCK SPLIT

issuable upon the exercise of outstanding options and upon the vesting of unvested stock unit awards would decrease proportionately, in each case based on the final reverse stock ratio. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Stockholders will not have dissenters’ or appraisal rights under Delaware corporate law or under our certificate of incorporation in connection with the proposed reverse stock split.

Procedure For Effecting the Reverse Stock Split

If the stockholders approve the proposal and the Board of Directors decides to implement the reverse stock split, the reverse stock split will become effective at such time as is specified in the certificate of amendment to our certificate of incorporation, which is referred to as the effective time of the reverse stock split. At the effective time of the reverse stock split, the outstanding common stock will be proportionately reduced based on the reverse stock split ratio determined by the Board of Directors.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material U.S. federal income tax consequences of the reverse stock split to U.S. holders (as defined below) of pre-reverse stock split shares of our common stock. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder, and interpretations of the Code and the U.S. Treasury Regulations by the courts and the Internal Revenue Service (the “IRS”), in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any such change could affect the tax consequences described below.

This summary does not discuss all the tax considerations that may be relevant to our stockholders in light of their particular circumstances, nor does it address the tax consequences to our stockholders that are subject to special tax rules (including, for example, banks, financial institutions, insurance companies, regulated investment companies, mutual funds, personal holding companies, holders other than U.S. holders (as defined below), pass thru-entities and investors in such entities, brokers, dealers or traders in securities or currencies, and tax-exempt organizations, holders who have a functional currency other than the U.S. dollar, holders who hold their shares as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction, holders who are subject to alternative minimum tax or holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation). In addition, this summary does not address the U.S. federal income tax consequences to those stockholders who do not hold our common stock as a “capital asset,” as defined in Section 1221 of the Code. Finally, this summary does not address any U.S. federal taxes other than U.S. federal income tax, and does not discuss any state, local or foreign tax consequences. Stockholders are urged to consult their own tax advisors concerning the U.S. federal, state, local and foreign tax consequences of the reverse stock split.

As used herein, the term “U.S. holder” means a holder that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect to be treated as a United States person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisors as to its tax consequences.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a U.S. holder upon the exchange of pre-reverse stock split shares of our common stock for post-reverse stock split shares of our common stock. The aggregate tax basis of the post-reverse stock split shares of our common stock will generally be the same as the aggregate tax basis of the pre-reverse stock split shares of our common stock exchanged in the reverse stock split, reduced by any amount allocable to a fractional share for which cash is received. A U.S. holder’s holding period in the post-reverse stock split shares of our common stock will generally include the period during which the U.S. holder held the pre-reverse stock split shares of our common stock exchanged in the reverse stock split.

PROPOSAL 2—AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION

TO EFFECT A REVERSE STOCK SPLIT

A U.S. holder that has acquired different blocks of our common stock at different times or at different prices should consult its own tax advisors regarding the allocation of its aggregate tax basis among, and its holding period for, the shares of Company’s common stock received in the reverse stock split and any fractional share for which cash is received.

In general, the receipt of cash by a U.S. holder instead of a fractional share will result in a taxable gain or loss to such U.S. holder for U.S. federal income tax purposes. The amount of the taxable gain or loss to the U.S. holder will be determined based upon the difference between the amount of cash received by such U.S. holder and the portion of the basis of the pre-reverse stock split shares of our common stock allocable to such fractional interest. The gain or loss recognized will generally constitute capital gain or loss and will generally constitute long-term capital gain or loss if the U.S. holder’s holding period is greater than one year as of the effective time of the reverse stock split. There are limitations on the deductibility of capital losses under the Code.

The foregoing is a summary of the material U.S. federal income tax consequences of the reverse stock split under current law and is for general information only. The foregoing does not purport to address all U.S. federal income tax consequences or tax consequences that may arise under the tax laws of other jurisdictions or that may arise under the tax laws of other jurisdictions or that may apply to particular categories of stockholders. Each SAIC stockholder should consult its own tax advisor as to the particular tax consequences of the reverse stock split to such stockholder, including the application of U.S. federal, state, local and foreign tax laws, and the effect of possible changes in tax laws that may affect the tax consequences described above.

Vote Required For Approval

The affirmative vote of at least a majority of the total voting power of all outstanding shares of our common stock is required to approve this proposal. Abstentions and broker “non-votes” have the effect of a vote against the proposal. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted as instructed. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “FOR” the proposal.

Recommendation of the Board

The Board of Directors unanimously recommends a vote FOR approval of this proposal.

PROPOSAL 3—AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION

TO CHANGE THE COMPANY’S NAME

On March 22, 2013, the Board of Directors unanimously adopted a resolution approving an amendment to our certificate of incorporation to change the company’s name and recommended that the amendment be submitted to stockholders for approval. The Board of Directors believes it is in the company’s best interest to change its name from SAIC, Inc. to Leidos Holdings, Inc. and recommends that our stockholders approve of the name change amendment.

Reasons for Name Change

On August 30, 2012, we announced that we were pursuing a plan to separate into two independent, publicly-traded companies. The Board of Directors believes it is best for New SAIC, which will be comprised of our technical, engineering and enterprise information technology services business, to retain an association with our current name by taking the name Science Applications International Corporation and the goodwill associated with the “SAIC” brand. The business comprising New SAIC has a long and successful history, tracing its roots to the earliest days of the company when it was founded in 1969 as a scientific research and engineering firm. The New SAIC business is largely the product of organic growth and the evolution of our service offerings over more than 40 years of serving our customers, and we believe it is important to preserve the association between this business and the name SAIC. Approval of the name change is not a condition to the Separation.

Having decided that New SAIC will be allocated the SAIC brand, the Board of Directors sought a name that would appropriately reflect the nature and strength of our national security, health and engineering business. We believe that the name “Leidos,” a coined word clipped from “kaleidoscope,” evokes important qualities that are critical to our success now and in the future, such as transforming technologies, analytics and cross-disciplinary insight, producing real-world outcomes at market speeds.

Proposed Amendment

The full text of Article FIRST of the Restated Certificate of Incorporation, as proposed to be amended, is as follows:

FIRST: NAME. The name of the Corporation is Leidos Holdings, Inc.

Board Discretion to Implement the Proposed Amendment

The Board of Directors expects to implement the amendment changing the name of the Company in connection with the Separation. The results of the stockholder vote on this proposal will not affect the Board of Directors’ decision to proceed with the Separation.

If the proposal is approved by stockholders and the Board of Directors determines to implement this amendment, the amendment will become effective upon the filing of the amendment with the Secretary of State of Delaware, which we anticipate will occur in connection with the closing of the Separation and no further action on the part of stockholders will be required to either implement or abandon this proposed amendment. The Board of Directors reserves the right, without further stockholder action, to elect not to proceed with this proposed amendment if determines, in its sole discretion, that the proposal is no longer in the best interests of the company or our stockholders, including for example, if the Separation does not occur.

Trading Symbol

We have reserved the stock symbol “LDOS” with the New York Stock Exchange. If the name change amendment is effected, we intend to have our common stock trade under this new stock symbol, rather than under the current “SAI” symbol.

Vote Required For Approval

The affirmative vote of at least a majority of the total voting power of all outstanding shares of our common stock is required to approve this proposal. Abstentions and broker “non-votes” have the effect of a vote against the proposal. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted as instructed. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “FOR” the proposal.

Recommendation of the Board

The Board of Directors unanimously recommends a vote FOR approval of this proposal.

PROPOSAL 4—AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION

TO DECREASE THE RANGE OF REQUIRED DIRECTORS

On March 22, 2013, the Board of Directors unanimously adopted a resolution approving an amendment to our certificate of incorporation to change the authorized range of the number of directors on the Board to provide that the minimum number of directors on the Board shall be seven (7) and the maximum number of directors shall be fourteen (14), with the exact number within this range to be determined by the Board of Directors. In addition, the Board recommended that the amendment be submitted to stockholders for approval. The Board believes that it is in the company’s best interest to effect such a change and recommends that our stockholders approve this amendment

Our certificate of incorporation currently provides that the Board is to consist of no fewer than 10 and no more than 18 persons, with the exact number within this range to be determined by the Board of Directors. The Board currently consists of 11 members.

After careful consideration of our governance structure, the functioning of our Board and the availability of candidates for director, our Board determined that it is in the company’s and our stockholders’ best interest to reduce the minimum number of directors of our Board to seven (7) and the maximum number of directors of the Board to fourteen (14). The Board of Directors believes that the added flexibility to consider a smaller board size, particularly if the Separation is consummated, would aid the Board in determining the optimal board size for effectively facilitating communications and decision making. The Board of Directors believes that a reduction in the authorized range of required directors would also avoid the potential situation of having to quickly fill any unexpected vacancies in order to meet the existing minimum size requirements. Given the importance of recruiting qualified, independent directors to serve as directors of our company, the Board of Directors believes that it is prudent to conduct an organized search for a replacement when vacancies occur in order to preserve the high quality of the Board and maintain its diversity of experience.

Proposed Amendment

The full text of Article SEVENTH, section (A), of the Restated Certificate of Incorporation, as proposed to be amended, is as follows:

(A) Number of Directors. The number of directors which shall constitute the whole Board of Directors of the Corporation shall be not less than seven (7) and not more than fourteen (14) and the exact number shall be fixed by the Board of Directors.

Board Discretion to Implement the Proposed Amendment

The Board of Directors expects to implement the amendment reducing the range of the size of the Board in connection with the Separation. The results of the stockholder vote on this proposal will not affect the Board’s decision to proceed with the Separation.

If the proposal is approved by stockholders and the Board determines to implement this amendment, the amendment will become effective upon the filing of the amendment with the Secretary of State of the State of Delaware, which we anticipate will occur in connection with the closing of the Separation and no further action on the part of stockholders will be required to either implement or abandon this proposed amendment. The Board reserves the right, without further stockholder action, to elect not to proceed with this proposed amendment if it determines, in its sole discretion, that the proposal is no longer in the best interests of the company or its stockholders, including for example, if the Separation does not occur.

Vote Required For Approval

The affirmative vote of at least a majority of the total voting power of all outstanding shares of our common stock is required to approve this proposal. Abstentions and broker “non-votes” have the effect of a vote against the proposal. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted as instructed. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “FOR” the proposal.

Recommendation of the Board

The Board of Directors unanimously recommends a vote FOR approval of this proposal.

PROPOSAL 5—AMENDMENT OF CERTIFICATE OF INCORPORATION

TO ELIMINATE OR REDUCE SUPERMAJORITY VOTING PROVISIONS

Our Board of Directors has unanimously adopted a resolution for approval by our stockholders proposing amendments to our certificate of incorporation that would eliminate or reduce its supermajority voting provisions. Specifically, the proposal seeks stockholder approval (i) to eliminate and replace the supermajority voting requirements in Articles SIXTH, SEVENTH and NINTH and (ii) to reduce the supermajority thresholds in Article TENTH, Sections (B), (F) and (I) from a standard of the affirmative vote of at least 80% of the total voting power of all of the outstanding shares of our voting stock to an affirmative vote of at least two-thirds of the total voting power of all of the outstanding shares of our voting stock. The Board has also unanimously adopted a resolution to amend the bylaws to eliminate and replace the supermajority voting requirements in Section 7.04 of the bylaws in conformity with the proposed amendment to Article SIXTH of the certificate in incorporation, contingent upon stockholder approval of the amendment of such Article SIXTH.

Reasons for Approval

The Board’s proposal is a result of our ongoing review of our corporate governance principles. After receiving stockholder input including a stockholder proposal and the advice of management and outside advisors, the Board considered the relative weight of the arguments in favor and opposed to supermajority voting requirements.

The Board recognizes that supermajority voting requirements are intended to protect against self-interested action by large stockholders by requiring broad stockholder support for certain types of transactions or governance changes. The Board also recognizes that corporate governance standards have evolved. Some stockholders and commentators argue that supermajority provisions should be eliminated because they could limit the Board’s accountability to stockholders or stockholder participation in corporate governance. The Board notes that while it is important to protect against self-interested action by large stockholders, it is also important for us to be able to respond to stockholder corporate governance concerns.

The Board also considered that even without the supermajority voting requirements in Articles SIXTH, SEVENTH and NINTH of the certificate of incorporation and the corresponding supermajority requirement in Section 7.04 of the bylaws, we have defenses that work together to discourage would-be acquirers from proceeding with proposals that undervalue the company and to assist the Board in responding to such proposals. The Board further believes that lowering the supermajority voting thresholds in Article TENTH, Sections (B), (F) and (I) of the certificate of incorporation from 80% to two-thirds will enhance accountability to our stockholders while preserving the legitimate protections afforded by such supermajority voting provisions. On that basis, the Board has determined that it is in the best interests of the company and our stockholders to eliminate or reduce the supermajority voting requirements in our certificate of incorporation and bylaws as more particularly described in the proposed amendments below.

As a result, the Board has considered the matter, adopted resolutions setting forth the proposed amendments to the certificate of incorporation, declared such amendments advisable and unanimously resolved to submit such amendments to our stockholders for consideration.

Proposed Amendments

Article SIXTH of the certificate of incorporation provides that no section of the bylaws shall be adopted, repealed, altered, amended or rescinded by the stockholders except by the affirmative vote of not less than two-thirds of the total voting power of all outstanding shares of our voting stock. The proposed amendment would reduce the voting standard to a majority of the total voting power of all outstanding shares of our voting stock. If our stockholders approve the amendment, Article SIXTH would be amended and restated as follows (marked in bold to show changes):

SIXTH: BYLAWS. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation. No section of the Bylaws shall be adopted, repealed, altered, amended or rescinded by the stockholders of the Corporation except by the vote of the holders of not less than a majority ~~two-thirds~~ of the total voting power of all outstanding shares of voting stock of the Corporation.

Article SEVENTH, Section (C) of the certificate of incorporation requires the affirmative vote of not less than two-thirds of the total voting power of all outstanding shares then entitled to vote at an election of directors to remove any director or the entire Board with or without cause. The proposed amendment would reduce the voting standard to a majority of the total voting power of all outstanding shares of our voting stock. If our stockholders approve the amendment, Article SEVENTH, Section (C) would be amended and restated as follows (marked in bold to show changes):

(C) Removal. Unless otherwise restricted by applicable law, any director or the entire Board may be removed with or without cause by the holders of a majority ~~two-thirds~~ of the total voting power of all outstanding shares then entitled to vote at an election of directors.

PROPOSAL 5—AMENDMENT OF CERTIFICATE OF INCORPORATION

TO ELIMINATE OR REDUCE SUPERMAJORITY VOTING PROVISIONS

Article NINTH of the certificate of incorporation requires the affirmative vote of not less than two-thirds of the total voting power of all outstanding shares of our voting stock to repeal or amend certain specified provisions in the certificate of incorporation. The proposed amendment would reduce the voting standard to a majority of the total voting power of all outstanding shares of our voting stock. If our stockholders approve the amendment, Article NINTH would be amended and restated as follows (marked in bold to show changes):

NINTH: AMENDMENT. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles FIFTH, SIXTH, SEVENTH, EIGHTH and this Article NINTH may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than a majority ~~two-thirds~~ of the total voting power of all outstanding shares of voting stock of the Corporation.

Article TENTH, Section (B) of the certificate of incorporation requires that certain business combination transactions that involve a Related Person (as defined in the certificate of incorporation) are approved by the affirmative vote of the holders of (i) at least 80% of the total voting power of all of the outstanding shares of our voting stock and (ii) at least a majority of the total voting power of all of the outstanding shares of our voting stock other than shares of voting stock which are beneficially owned by such Related Person, unless the transaction is approved by the Continuing Directors (as defined in the certificate of incorporation) or certain fair price conditions are satisfied. The proposed amendment would reduce the 80% voting threshold to two-thirds of the total voting power of all outstanding shares of our voting stock. If our stockholders approve the amendment, Article TENTH, Section (B) would be amended and restated as follows (marked in bold to show changes):

(B) The approval or authorization of any Business Combination (as herein defined) of the Corporation with any Related Person (as herein defined) shall require the affirmative vote of the holders of (i) at least two-thirds ~~80%~~ of the total voting power of all of the outstanding shares of voting stock of the Corporation and (ii) a majority of the total voting power of all of the outstanding shares of voting stock of the Corporation other than shares of voting stock of which such Related Person is the Beneficial Owner (as herein defined). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that the affirmative vote of a lesser percentage of stockholders may be specified, by law or otherwise.

Article TENTH, Section (F) of the Certificate provides that our stockholders will be entitled to statutory appraisal rights to the maximum extent permissible under Section 262 of the DGCL, notwithstanding any exception provided therein, with respect to certain business combinations with a Related Person (as defined in the Certificate) requiring the approval of the holders of outstanding stock of the Company having at least 80% of the voting power of the Company. The proposed amendment would reduce the reference to an 80% voting threshold to a voting threshold of two-thirds of the total voting power of the Company. If our stockholders approve the amendment, Article TENTH, Section (F) of the Certificate would be amended and restated as follows (marked in bold to show changes):

(F) The stockholders of the Corporation shall be entitled to statutory appraisal rights to the maximum extent permissible under Section 262 of the General Corporation Law of the State of Delaware, notwithstanding any exception otherwise provided therein, with respect to any Business Combination with a Related Person requiring the affirmative vote of the holders of outstanding stock of the Corporation having at least two-thirds ~~80%~~ of the voting power of the Corporation unless such vote is not required pursuant to Section C.

Article TENTH, Section (I) of the certificate of incorporation requires the affirmative vote of the holders of at least 80% of the total voting power of all outstanding shares of our voting stock to amend, alter, change or repeal any provisions set forth in such Article TENTH; provided that such provisions may be amended, altered, changed or repealed upon the affirmative vote of the holders of at least a majority of the total voting power of all outstanding shares of our voting stock if first approved and recommended by a resolution adopted by a majority vote of the Continuing Directors (as defined in the certificate of incorporation). The proposed amendment would reduce the 80% voting threshold to two-thirds of the total voting power of all outstanding shares of our voting stock. If our stockholders approve the amendment, Article TENTH, Section (I) would be amended and restated as follows (marked in bold to show changes):

(I) The provisions set forth in this Article TENTH may not be amended, altered, changed or repealed nor may any provision inconsistent with such provisions be added to the Restated Certificate of Incorporation of the Corporation except upon the affirmative vote of the holders of (i) at least two-thirds ~~80%~~ of the total voting power of all outstanding shares of voting stock of the Corporation and (ii) a majority of the total voting power of all of the outstanding shares of voting stock of the Corporation other than shares of voting stock which are Beneficially Owned by a Related Person which has directly or indirectly proposed such amendment, alteration, change or repeal; provided, however, that any or all of such provisions may be amended, altered, changed or repealed, and any such new provisions may be added, upon the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding voting securities of the Corporation, if such amendment, change, alteration or repeal or additional provision shall first have been approved and recommended by a resolution adopted by a majority vote of the Continuing Directors at a meeting at which a Continuing Director Quorum was present.

PROPOSAL 5—AMENDMENT OF CERTIFICATE OF INCORPORATION

TO ELIMINATE OR REDUCE SUPERMAJORITY VOTING PROVISIONS

In addition, the Board has voted to amend Section 7.04 of the bylaws to conform to the voting standard proposed under Article SIXTH of the certificate of incorporation, contingent upon stockholder approval of the amendment of such Article SIXTH. If our stockholders approve the amendment to Article SIXTH of the certificate of incorporation, Section 7.04 of the bylaws would be amended and restated as follows (marked in bold to show changes):

Section 7.04 Amendments. These Bylaws, or any of them, may be altered, amended or repealed, and new Bylaws may be made by the Board, by vote of a majority of the number of directors then in office as directors, acting at any meeting of the Board. No section of the Bylaws shall be adopted, repealed, altered, amended or rescinded by the stockholders of the Corporation except by the vote of the holders of not less than a majority ~~two-thirds~~ of the total voting power of all outstanding shares of voting stock of the Corporation.

Votes Required For Approval

Pursuant to the currently effective standards under our certificate of incorporation, the approval of the holders of:

•

not less than two-thirds of the total voting power of all outstanding shares of our voting stock is required to approve the proposed amendments to Articles SIXTH, SEVENTH and NINTH of the certificate of incorporation; and

•

not less than a majority of the total voting power of all our outstanding voting securities is required to approve the proposed amendments to Article TENTH, Sections (B), (F) and (I) of the certificate of incorporation (the Board having determined that all directors on the Board are “Continuing Directors” as defined in the certificate of incorporation).

Notwithstanding the foregoing, the Board has determined that if the proposed amendments to Articles SIXTH, SEVENTH and NINTH of the certificate of incorporation are not approved by the stockholders, then the Board will use its discretion not to implement the proposed amendments to Article TENTH, Sections (B), (F) and (I) of the certificate of incorporation.

If any of the proposed amendments are approved by the stockholders, they will become effective only upon the filing of a certificate of amendment to the certificate of incorporation with the Delaware Secretary of State. However, in accordance with Delaware law, even if our stockholders approve the proposed amendments, the Board has the discretion not to implement the proposed amendments. If the Board exercises such discretion, it will publicly disclose that fact and the reason for its determination.

Abstentions and broker “non-votes” have the effect of a vote against the proposal. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted as instructed. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “FOR” the proposal.

Recommendation of the Board

The Board of Directors unanimously recommends a vote FOR approval of this proposal.

PROPOSAL 6—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

We urge stockholders to read our Compensation Discussion and Analysis (CD&A) beginning on page 31, which describes in detail how we seek to closely align the interests of our named executive officers with the interests of our stockholders. As described in the CD&A, our compensation programs are designed to:

•

pay for performance by tying a substantial majority of an executive’s compensation to the attainment of financial and other performance measures that the Board believes promote the creation of long-term stockholder value and position the company for long-term success;

•	provide the same types of benefits for executives as other employees, with no special or supplemental pension, health or death benefits for executives;

•	target total direct compensation at approximately the median among companies with which we compete for executive talent;

•	enable us to recover, or “clawback,” incentive compensation if there is any material restatement of our financial results or if an executive is involved in misconduct;

•	require our executives to own a significant amount of SAIC stock;

•	avoid incentives that encourage unnecessary or excessive risk-taking; and

•	compete effectively for talented executives who will contribute to our long-term success.

The Human Resources and Compensation Committee and the Board of Directors believe that these programs and policies are effective in implementing our pay for performance philosophy and achieving its goals. This advisory stockholder vote, commonly known as “Say-on-Pay,” gives you, as a stockholder, the opportunity to advise whether or not you approve of our executive compensation program and policies by voting on the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related material.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in the CD&A and Executive Compensation sections of this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the company, our Board of Directors or the Human Resources and Compensation Committee of the Board of Directors. Our Board values the opinions of our stockholders. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Human Resources and Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Vote Required

The affirmative vote of a majority of the shares present or represented either in person or by proxy and entitled to vote is required to approve this proposal. Broker non-votes are not entitled to vote on this proposal and will not be counted in evaluating the results of the vote. This advisory vote on executive compensation is non-binding on the Board of Directors.

Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted as instructed. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “FOR” the proposal.

Recommendation of the Board

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides important information about our executive compensation program and the executive compensation tables that follow. In this proxy statement, the term “named executive officers” means the executive officers named in the executive compensation tables. In this CD&A, the “Committee” refers to the Human Resources and Compensation Committee of the Board of Directors of SAIC and Science Applications, which is responsible for overseeing the compensation program for all of our executives.

Executive Summary

Our Pay for Performance Philosophy

Our executive compensation program is designed to align the interests of senior management with stockholders by tying a significant majority of their potential compensation to the achievement of performance goals or stock price appreciation through annual incentive bonuses, stock options and performance-based equity awards. Each year the Committee establishes performance targets for the annual incentive program and performance share program that require the achievement of significant financial results. The Committee assesses actual performance against these financial targets at the end of each year. While the Committee believes that financial performance should be the most significant driver of compensation, other factors that drive long-term value for stockholders are also considered as part of our annual cash incentive program, including leadership behaviors, factors contributing to a top-tier workplace environment, improvements in efficiency and effectiveness, and winning key business opportunities. Ultimately, the amount of compensation awarded to executives is determined based on performance and what the Committee believes is in the best interests of stockholders.

For fiscal 2013, the Committee continued its practice of awarding a majority of total target compensation to the named executive officers in the form of performance-based incentive compensation, with only a small portion of the total potential compensation being provided in the form of base salary. Only 17% of total targeted direct compensation for our Chief Executive Officer, John P. Jumper, was base salary, while the remaining 83% was linked directly to performance. For our other active named executive officers, between 73% and 79% of their respective total targeted direct compensation was tied to performance.

Business Environment, Performance and Impact on Compensation in Fiscal 2013

We generate the vast majority of our revenues from contracts with the U.S. government, particularly the Department of Defense. Accordingly, our business performance is subject to changes in the overall level of U.S. government spending, especially national security and defense spending, and the alignment of our service and product offerings and capabilities with current and future budget priorities of the U.S. government. The U.S. government deficit and budget situation has created increasing pressure on our government customers to hold or reduce spending and has caused delays in government contracting actions. In addition, trends in the U.S. Government contracting process, including a shift towards multiple-awards contracts and awarding contracts on a low price, technically acceptable basis, have increased competition for U.S. Government contracts and increased pricing pressure. Additionally, our performance was affected by one-time transaction expenses incurred in connection with the proposed separation transaction, as set forth in our annual report on Form 10-K. These factors contributed to overall performance, and resulting compensation, in some cases below the targets previously established by the Committee and in some cases above the targets.

We believe that the pay-for-performance alignment of our executive compensation programs is reflected in the compensation program and decisions described in this CD&A, including the following outcomes:

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For our annual cash incentive program for fiscal 2013, active named executive officers received, on average, cash payouts equal to 90% of target, based on revenue and days working capital performance above target levels, operating income performance below the target level and individual contributions to enterprise goals;

•

For our performance share award program for the three-year performance period ending in fiscal 2013, active named executive officers received share payouts equal to 37% of target, based on three-year operating margin growth performance below the required threshold level and three-year earnings per share from continuing operations growth performance slightly above the target level; and

•

With respect to shares earned for fiscal 2013 under our performance share award program for the three-year performance period ending in fiscal 2015, active named executive officers earned approximately 94.9% of the target share amount, based on internal revenue growth above the target level and earnings per share from continuing operations below the target level.

Modifications to our Compensation Program in Fiscal 2013

Our fiscal 2013 compensation program was consistent with our fiscal 2012 program except that we modified our performance share program in fiscal 2013 to provide for three one-year performance periods rather than a single three-year performance period given the recent uncertainty in the government contracting environment which reduces our ability to develop accurate three-year forecasts. As with our prior performance share awards, shares will only be issued at the

COMPENSATION DISCUSSION AND ANALYSIS

end of the third year, and only to the extent that the performance targets have been achieved and the participants remain employed until the end of the three-year performance period. The Committee also decided to add restricted stock units to the mix of long-term incentive awards for executives, replacing a portion of the award value previously granted as stock options, based on market practice and to assist in retention. The equity compensation mix for fiscal 2013 consisted of 50% performance shares, 25% restricted stock units and 25% stock options.

Compensation Governance

Other aspects of our compensation program are intended to further align our executives’ interest with stockholders. These include:

•	total compensation for executives targeted at competitive market median levels;

•	stock ownership guidelines that require executive officers to accumulate and hold SAIC shares with a value of at least five times their base salary;

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a “clawback” policy that permits the Committee to recover incentive compensation if there is a material restatement of our financial results for any reason or if the executive was involved in misconduct;

•	an annual compensation risk assessment to identify incentives that could lead to excessive risk-taking;

•	no special or supplemental pension, health or death benefits for executives; and

•

a “double-trigger” for change in control benefits, meaning that no benefits are paid solely due to a change in control (an executive’s employment must be terminated following a change in control to receive benefits).

Stockholder Advisory Vote

At our last annual stockholders’ meeting in June 2012, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our named executive officers, with approximately 86% of stockholder votes cast in favor of our 2012 say-on-pay resolution. As we evaluated our compensation practices throughout fiscal 2013, we were mindful of the support our stockholders expressed for our pay for performance compensation philosophy. As a result, in fiscal 2013, the Committee did not make significant changes to our overall approach to executive compensation, with an emphasis on short- and long-term incentive compensation, targeted at competitive market median levels with a substantial majority of total compensation based on achievement of performance goals designed to deliver value for our stockholders.

At our 2011 annual meeting of stockholders, our stockholders expressed a preference for an annual advisory vote on executive compensation, in accordance with our Board’s recommendation. Accordingly, the Board determined that we will hold an annual advisory stockholder vote on the compensation of our named executive officers until the next say-on-pay frequency vote by stockholders.

Elements and Objectives of Our Compensation Program

Under the direction of the Committee, we provide the following principal elements of compensation to our executive officers:

Base Salary. Consistent with our philosophy of tying pay to performance, our executives receive a minority portion of their overall compensation in the form of base salary. In order to effectively attract and retain talented executives, we provide a fixed base salary to our executive officers based on their level of responsibility, expertise, skills, knowledge and experience and on competitive peer company data.

Variable Incentive Compensation. We use a combination of cash and equity incentive awards to foster and reward performance in key areas over different timeframes. Our annual cash incentive awards are based upon performance against predetermined goals for the fiscal year in order to encourage and to reward contributions to our annual financial, operating and strategic objectives. We provide medium- and long-term equity incentive awards to our executive officers to motivate them to stay with us and build stockholder value through their future performance. Because these equity awards are intended to help motivate our executive officers to stay with us and to continue to build future stockholder value, the Committee generally does not consider an executive officer’s current stock or option holdings in making additional awards.

COMPENSATION DISCUSSION AND ANALYSIS

The following chart summarizes the relevant performance measures and time frames used to assess our variable pay elements for fiscal 2013:

Other Benefits. We also provide our executive officers with benefits generally available to other employees, such as participation in our health, benefit and retirement programs. Our executive officers are also entitled to certain benefits if their employment is terminated following a change in control.

Considerations in Determining Direct Compensation

In determining the amounts of direct compensation (salary, annual and long-term incentives) to be awarded to our executive officers, the Committee considers the company’s overall performance, the performance of operating units under the executive officer’s management, individual performance as measured against performance goals and criteria, and competitive market data for our compensation peer group. The Committee reviews and approves the amounts of direct compensation to be provided to our executive officers for each fiscal year. At the beginning of each fiscal year, the Committee reviews and approves:

•	the amount of base salary to be provided for the upcoming year;

•	the payout range for the cash incentive awards that may be earned for the upcoming year and the performance goals and criteria upon which the amounts of the awards will be determined;

•	the mix and amount of equity incentive awards (including performance share awards, restricted stock units and stock options) to be granted to our executive officers; and

•

the payout range for performance share awards, if any, that may be earned for the three-year performance period beginning in that fiscal year and the performance goals and criteria upon which the amounts of the awards for the relevant performance period will be determined.

In approving payout ranges, the Committee determines the levels of performance that must be achieved in order to receive a minimum, target and maximum payout amount. Upon completion of each fiscal year, the Committee approves the payment, if any, of cash incentive awards and the number of performance shares that are earned based upon the achievement of the predetermined performance goals and criteria for the three-year performance cycle just completed.

Company and Operational Group Performance

Our overall performance (or a combination of company and group performance for executive officers with operational responsibilities) determines 80% of the amount of any cash incentive awards to be paid upon completion of the fiscal year. Amounts are principally determined based upon the company’s or group’s achievement of financial and operating objectives set at the beginning of the fiscal year, but the Committee retains the discretion to reduce the payouts when appropriate.

Individual Performance

Individual performance is a factor in setting base salaries, and individual contributions to the achievement of our enterprise goals determine 20% of the amount of any cash incentive awards to be paid upon completion of the fiscal year. In determining base salaries, the Committee reviews a performance assessment for each of our executive officers, as well as compensation recommendations provided by the Chief Executive Officer and the Executive Vice President for Human Resources. The Committee also considers market data and information provided by its independent compensation consultant. Executive officers do not propose their own compensation. In addition, in determining annual incentive amounts, the Committee considers whether the executive officer has achieved predetermined objectives applicable to his or her organization, his or her individual contributions and other leadership accomplishments. The individual performance goals consist of objectives relating to matters such as ethics and integrity, maintaining a top-tier workplace environment, collaboration, customer satisfaction and retention, business development in strategic areas and certain other financial and

COMPENSATION DISCUSSION AND ANALYSIS

operating goals. The payout of the portion of the incentive payment related to the individual performance goals is multiplied by a factor (which may range from 50% to 125%) which reflects the Committee’s assessment of the executive officer’s leadership behaviors.

Assessing Chief Executive Officer Performance

In determining compensation for our Chief Executive Officer, the Committee meets in executive session and evaluates his performance based on his achievement of performance objectives that were established and agreed upon at the beginning of the fiscal year. Formal input is received from the independent directors and senior management. The Committee also considers the Chief Executive Officer’s leadership contributions towards the company’s performance, including financial and operating results, development and achievement of strategic objectives, progress in building capability among the senior management team and corporate governance leadership, as well as market data and information provided by the Committee’s independent compensation consultant. The Committee determines the Chief Executive Officer’s compensation and then reviews his evaluation and compensation with the Board’s independent directors. The Chair of the Board and the Chair of the Committee then present the Committee’s evaluation and compensation determination to the Chief Executive Officer. The Chief Executive Officer does not propose his own compensation.

Comparable Market Compensation

The Committee compares the amount of direct compensation we provide to our executive officers to that provided by companies with whom we compete for executive talent with similar roles and responsibilities. To assist with this effort, the Committee asks its independent compensation consulting firm, Frederic W. Cook & Co., to review and benchmark each element of direct compensation (including salary and cash and equity incentives) we provide to our executive officers. For fiscal 2013, Frederic W. Cook & Co. compared each element of direct compensation we provide to members of senior management against that provided by other publicly-traded engineering, information technology, consulting and defense companies, which we refer to as our “compensation peer group.” The compensation peer group for fiscal 2013 consisted of the following companies:

• Accenture, Ltd.	• General Dynamics Corporation	• Northrop Grumman Corporation
• AECOM Technology Corporation	• Harris Corporation	• Raytheon Company
• CGI Group, Inc.	• Jacobs Engineering Group Inc.,	• Rockwell Collins, Inc.
• Computer Sciences Corporation	• KBR, Inc.	• Unisys Corporation
• Exelis Inc.	• L-3 Communications Holdings, Inc.	• URS Corporation

This compensation peer group is periodically reviewed and updated. It consists of companies that we believe have similar revenues and industry focus to ours, as well as companies against which we compete for talent and stockholder investment. The compensation peer group is structured so that no company within the survey has annual revenues greater than three times or less than approximately one-third of ours. For comparison purposes for fiscal 2013, our annual revenues were at approximately the 58th percentile of the revenues of the compensation peer group. For fiscal 2013, the Committee has decided to eliminate Automatic Data Processing, Inc., Fiserv, Inc. and Synnex Corporation from the compensation peer group and to add AECOM Technology Corporation, Exelis Inc., Harris Corporation, Jacobs Engineering Group Inc., KBR, Inc. and Northrop Grumman Corporation. These changes are a result of our periodic assessment to ensure that our compensation peer group remains comprised of similarly situated companies in view of the evolving nature of our business and the competitive landscape.

In addition to the compensation peer group, Frederic W. Cook & Co. also reviewed multiple broad-based third-party surveys and compiled information for the Committee’s consideration regarding compensation that other comparably-sized companies provide to their chief executive officer, chief financial officer and other members of senior management. For our Group Presidents, we compare the compensation we provide against compensation received by managers of operating units or subsidiaries of similar size to our groups.

The Committee considers this survey data and analysis when evaluating appropriate levels of direct compensation. To be competitive in the market for our executive-level talent, we generally will:

•

target overall compensation for our executive officers at the market median, although the actual cash incentive awards paid will vary based on operating performance and may therefore generate compensation that is higher or lower than the market median; and

•	award higher levels of compensation, when appropriate, in recognition of the importance or uniqueness of the role of an executive officer or to address retention concerns.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Decisions for Fiscal 2013

Compensation Mix

The chart below depicts each principal element of targeted compensation as a percentage of total targeted direct compensation for our active named executive officers for fiscal 2013.

As indicated above, base salary represents a smaller portion of overall compensation than performance-based cash and equity incentive awards. The allocation of a meaningful portion of overall compensation to cash incentive awards demonstrates the Committee’s belief that a substantial portion of total compensation should reflect the actual achievement of predetermined individual and company goals. The allocation of a majority of compensation in the form of restricted stock units, stock options and performance share awards reflects the principle that a substantial portion of total compensation should be delivered in the form of equity awards in order to align the interests of our executive officers with those of our stockholders. We believe that a combination of restricted stock units, stock options and performance share awards provides an appropriate balance of medium and long-term incentives.

The various amounts of compensation provided to our named executive officers for fiscal 2013 are set forth in more detail in the tables in this Proxy Statement under the caption “Executive Compensation.” The allocation of restricted stock units, performance share awards and stock options in the chart above are based on the grant date fair value and reflect the target number of performance shares for the full three-year performance period. The actual value of these awards will be based on future financial performance and our stock price.

Base Salary

In approving the fiscal 2013 base salaries for our named executive officers and other executive officers, the Committee considered its independent consultant’s analysis of pay levels among the compensation peer group and survey data which indicated that base salaries for our executive officers were, on average, at approximately competitive median levels, although each executive officer may have a base salary slightly above or below the median of the market. Actual individual base salary amounts also reflect the Committee’s judgment with respect to each executive officer’s responsibility, performance, experience and other factors, including internal equity considerations, the individual’s historical compensation and any retention concerns. The Committee reviews executive officers’ base salaries annually or at the time of promotion or a substantial change in responsibilities based on the criteria described above. John P. Jumper became Chief Executive Officer and K. Stuart Shea became our Chief Operating Officer during fiscal 2013 and each received a base salary for his new role at approximately the median level for such role among our compensation peer group. Our other active named executive officers received increases in base salary of approximately 2.7% to 4.0% over the prior year to reflect individual performance and remain competitive with median levels of compensation at companies with which we compete for talent.

Annual Cash Incentive Awards

We provided cash incentive awards to our executive officers in fiscal 2013, the amounts of which depended upon the achievement of specific financial, operating and individual performance goals approved by the Committee. In the first quarter of fiscal 2013, the Committee approved the threshold, target and maximum bonus amounts for the cash incentive awards and the performance goals and criteria upon which the amounts of the awards would be determined. Following the end of fiscal 2013, the Committee approved the payment of cash incentive awards based upon performance against the predetermined goals and criteria for fiscal 2013.

Fiscal 2013 Cash Incentive Awards. For fiscal 2013, the Committee set the target amount of the cash incentive award at 117% of base salary for the Chief Executive Officer and between 97% and 100% of base salary for the other active named executive officers.

The actual amount of the cash incentive award paid was based upon the extent to which performance under each of the criteria met, exceeded or was below target. Award levels were structured to range from 60% to 150% of the target payout

COMPENSATION DISCUSSION AND ANALYSIS

amount for all performance criteria. If performance was less than 80% as measured against our performance goals, no bonus amount would be paid with respect to such performance criteria and if performance was above 125% as measured against the performance goals, the bonus amount would be capped at 150% of the target payout amount.

For our active named executive officers, the threshold, target and maximum bonus amounts for the fiscal 2013 cash incentive awards and the amounts of the awards actually earned by the officers, were as follows:

	Threshold Award	Target Award	Maximum Award	Actual Award	Actual Award as a % of Target
John P. Jumper, President and CEO	$756,000	$1,400,000	$2,205,000	$1,248,000	89%
Mark W. Sopp, Chief Financial Officer	324,000	600,000	945,000	547,000	91%
K. Stuart Shea, Chief Operating Officer	378,000	700,000	1,102,500	638,000	91%
Joseph W. Craver, III, Group President	280,800	520,000	819,000	453,000	87%
Vincent A. Maffeo, General Counsel	336,000	560,000	882,000	510,000	91%

The actual cash incentive awards paid to the named executive officers for fiscal 2013 were below the targeted award amounts because we did not fully achieve the targeted level of performance for all of the goals established by the Committee at the beginning of the year. The targeted achievement levels and actual performance for each of the key measures are described below.

Performance Goals for Cash Incentive Awards. At the beginning of each fiscal year, the Committee approves performance goals for the upcoming year consisting of objective financial goals, which are weighted at 80%, and other strategic and individual performance goals, which are weighted at 20%. The actual amount of the cash incentive award paid is determined based upon the achievement the goals set at the beginning of the fiscal year. Revenue and operating income were used as financial goals because they most directly align with our growth strategy and we believe they generally are strongly correlated with potential stockholder value. We use average days working capital to measure how efficiently we use our working capital relative to the size of our business and operating units. Because the financial goals are considered the most important factors and are objectively measurable, we weigh these goals more heavily at 80%. We believe that individual contributions to our other enterprise goals described below contribute to the achievement of our financial goals over time and that a 20% weighting for these goals is appropriate to encourage individual efforts in an array of areas that should ultimately lead to improved financial performance for the company. In addition, we believe that the way in which our executive officers achieve their personal and financial goals should be measured against desired leadership behaviors. Accordingly, the payout of the portion of the incentive payment related to the individual performance goals is multiplied by a factor (which may range from 50% to 125%) which reflects the Committee’s assessment of the executive officer’s leadership behaviors.

The performance measures, their relative weightings, the targeted achievement levels and actual performance for fiscal 2013 were:

	Weighting	Target	Actual	Award level (1)
Financial Goals (1)
Revenue	24%	$11 billion	$11.17 billion	103.1%
Operating Income (2)	36%	$860 million	$734 million	70.7%
Average Days Working Capital (3)	20%	47 days	41.2 days	124.7%
Total Weighting for Financial Goals:	80%
Other Strategic and Individual Goals (4)	20%			70% to 80%

(1)

Award amounts for the Chief Executive Officer, Chief Financial Officer, General Counsel and other corporate-level management are determined by reference to our consolidated financial information. Award amounts for Group Presidents are determined by reference to both the financial results of their respective Groups and our consolidated financial information, weighted equally, to encourage a balanced focus on group and company-wide goals. Award levels for financial goals range from 60% to 150% of the target payout amount based on corresponding achievement levels from ranging from 80% to 125% for each performance goal, interpolated on a straight-line basis. No award is paid with respect to a performance goal for which the achievement level is below the 80% threshold level.

(2)	For Mr. Craver, a portion of this weighting is based on Group-level profit before taxes.

(3)

Determined by dividing total working capital at quarter-end by average daily sales during the quarter. Goals and payouts are based on the average of quarter-end days working capital for the four fiscal quarters.

(4)

The individual performance goals consist of objectives relating to matters such as ethics and integrity, maintaining a top-tier workplace environment, collaboration, customer satisfaction and retention, business development in strategic areas and certain other financial and operating goals and are adjusted by a factor between 50% and 125% based on leadership behaviors.

COMPENSATION DISCUSSION AND ANALYSIS

Determination of Cash Incentive Award Amounts. Following the end of fiscal 2013, the Committee reviewed financial and individual performance during the year and approved the cash incentive award payments to be made to each of our executive officers, including the named executive officers. In evaluating fiscal 2013 financial performance, the Committee reviewed actual performance compared to targeted performance levels and determined that:

•	consolidated revenue was slightly above the targeted performance level;

•

consolidated operating income was below the targeted performance level but exceeded the threshold performance level (80% of target) required to earn a payout with respect to that performance measure; and

•	consolidated average days working capital exceeded the target performance level.

In analyzing individual performance, the Committee reviewed the individual’s level of achievement and also considered input from the Chief Executive Officer with respect to the degree of success and the difficulty of achieving the individual performance goals and his or her leadership behavior. Ultimately, weighted average scores for such financial and other corporate and individual objectives were determined and applied against the target bonus applicable to such objectives to determine a formula-based bonus amount. This resulted in cash incentive awards for the active named executive officers of between 87% and 91% of targeted levels as indicated in the table on page 36 and reported in the Summary Compensation Table.

Long-Term Incentive Awards

The amounts of these awards are determined based on market data and vary based upon an executive officer’s position and responsibilities.

Stock Options. Approximately 25% of the targeted total value of equity awards granted to our named executive officers in fiscal 2013 was comprised of stock options. These options vest 20% of the shares at the end of each of the first three years and 40% of the shares at the end of the fourth year and expire at the end of the seventh year. The objective of these awards is to link rewards to the creation of stockholder value over a longer term and aid in employee retention with a vesting schedule weighted toward the end of the option term. We believe that stock options motivate our executives to build stockholder value because they may realize value only if our stock appreciates over the option term.

Restricted Stock Units. Approximately 25% of the targeted total value of equity awards granted to our named executive officers in fiscal 2013 was in the form of restricted stock units (RSUs). These RSUs vest 20% of the shares at the end of each of the first three years and 40% of the shares at the end of the fourth year. RSUs are intended to provide a strong incentive for employee retention and promote the building of stockholder value.

Performance Share Awards. Approximately 50% of the targeted total value of equity awards granted to our named executive officers in fiscal 2013 was in the form of performance share awards that may result in shares being issued depending on the company’s achievement of specific financial performance goals for each fiscal year over the three-year performance period covering fiscal 2013 through fiscal 2015. In the first quarter of fiscal 2013, the Committee set the performance goals for fiscal 2013 and approved the threshold, target and maximum performance share award amount for the entire three-year period, one-third of which is allocated to each of the respective three-year performance periods and is set forth in the “Grants of Plan-Based Awards” table on page 43.

The following table sets forth the target number of shares and corresponding target value for performance share awards granted in fiscal 2013 for the three-year performance period covering fiscal 2013 through fiscal 2015, with the target number of shares based on a value of $13.21 per share, the closing sales price of our common stock on the NYSE on the trading day before the grant date.

	Target Shares	Target Value
John P. Jumper	170,326	$2,250,000
Mark W. Sopp	52,991	$700,000
K. Stuart Shea	75,701	$1,000,000
Joseph W. Craver, III	45,421	$600,000
Vincent A. Maffeo	37,851	$500,000

COMPENSATION DISCUSSION AND ANALYSIS

The Committee approved the following performance goals and payout levels for fiscal 2013:

Level of Performance	Internal Revenue Growth (50% weighting)	Diluted Earnings Per Share Growth (50% weighting)
Threshold (50% payout)	(2.7%)	($0.08)
Target (100% payout)	0.0%	$0.02
Maximum (150% payout)	2.7%	$0.08

Following the end of fiscal 2013, the Committee determined that 94.9% of the target number of shares allocated to fiscal 2013 were earned based on diluted earnings per share growth at 75% of the target level and internal revenue growth at 114.8% of the targeted level, with each measure weighted equally. Shares will not be issued until the completion of the three-year performance period at the end of fiscal 2015, provided that the named executive officer remains employed by us and subject to the Committee’s discretion to decrease the number of shares ultimately issued.

We used diluted earnings per share growth as a performance metric for the performance share awards because it is a key measure of profitability followed by stockholders and market analysts and it also reflects share dilution management and non-recurring items. It encourages control of tax expense and includes the dilutive or accretive effect of acquisitions. We used internal revenue growth because it encourages growth of the business without regard to diluted shares outstanding and non-recurring items. The Committee determined that an equal weighting would provide an appropriate balance between these measures.

Recently Completed Performance Period (Fiscal 2011–2013)

With respect to the performance share awards awarded for the three year performance period ending in fiscal 2013, the Committee approved a partial payout based on the following achievements:

Goals	Weighting	Target	Actual	Award level (weighted)
Diluted EPS from continuing operations at the end of the three-year period	50%	$1.67	$1.54	37.0%
Operating margin at the end of the three-year period	50%	8.4%	6.6%	0.0%

			Total:	37.0%

Accordingly, our active named executive officers were awarded the following number of shares, which are reflected as shares vested in fiscal 2013 in the “Option Exercises and Stock Vested” table on page 45:

	Target Award	Actual Award (# of shares)
John P. Jumper	—	—
Mark W. Sopp	35,000	12,950
K. Stuart Shea	29,167	10,791
Joseph W. Craver, III	29,167	10,791
Vincent A. Maffeo	27,640	10,226

Other Benefits Provided in Fiscal 2013

In addition to the elements of direct compensation described above, we also provide our executive officers with the following benefits:

Health and Welfare Benefits

Our executive officers are entitled to participate in all health and welfare plans that we generally offer to all of our eligible employees, which provide medical, dental, health, group term life insurance and disability benefits. We believe that these health and welfare benefits are reasonable in scope and amount and are of the kind typically offered by other companies against which we compete for executive talent.

Retirement Benefits

Our executive officers are entitled to participate in the same defined contribution retirement plan that is generally available to all of our eligible employees. We make matching contributions to eligible participants’ retirement plan accounts based on a percentage of the first 6% of their “eligible compensation” under applicable rules. The average amount of contributions we made to the retirement plan accounts of our active named executive officers in fiscal 2013 was approximately $9,200. The Committee believes that this retirement program permits our executives to save for their retirement in a tax-effective manner.

COMPENSATION DISCUSSION AND ANALYSIS

On February 29, 2012, Walter P. Havenstein retired as our Chief Executive Officer. In connection with his retirement, in recognition of his service to the company and assistance in ensuring a successful transition, the Committee approved the following benefits:

•	a lump sum payment equal to his base salary prorated from the retirement date through January 31, 2013;

•

a cash incentive award for fiscal 2012 and for fiscal 2013 (prorated based on his term of service during the fiscal year) to be determined based on the achievement of the pre-established performance criteria for the applicable year; and

•	vesting of the remaining unvested portion of the restricted stock awards and stock option awards granted to him in September 2009 as an inducement to join our company.

Mr. Havenstein’s vested options had an exercise price of $17.71 and expired unexercised. In addition, Mr. Havenstein forfeited all other equity or equity-based awards subsequently granted to him that were scheduled to vest after the retirement date. As part of the agreement, Mr. Havenstein agreed to a covenant not to compete and release of claims and reaffirmed his existing confidentiality, compensation disgorgement and non-solicitation obligations.

Deferred Compensation Plans

To provide other tax-deferred means to save for retirement, we maintain certain deferred compensation plans that allow our named executive officers and other eligible participants to elect to defer all or a portion of any cash or certain equity incentive awards granted to them under our cash incentive or stock plans. We make no contributions to named executive officers’ accounts under these plans. In addition, we maintain a deferred compensation plan that allows our named executive officers and other eligible participants to elect to defer a portion of their eligible salary. Vested deferred balances under the plans will generally be paid upon retirement or termination. These plans are described in more detail under “Nonqualified Deferred Compensation” beginning on page 45.

Perquisites and Personal Benefits

We generally do not provide perquisites and personal benefits to our executive officers that are not otherwise available to other employees.

Other Policies and Considerations

Assessment of Risks in our Compensation Programs

In fiscal 2013, the Committee directed management to undertake a risk assessment of our compensation programs and asked Frederic W. Cook & Co., the Committee’s independent compensation consultant, to review the assessment. In conducting the assessment, we reviewed our pay practices and incentive programs to identify any potential risks inherent in our compensation programs. We also reviewed the risks facing the company and evaluated whether our compensation practices and programs could be expected to increase or help mitigate these risks. The finding of the assessment, with which the Committee concurred, was that our compensation programs are effectively designed to help mitigate excessive risk-taking that could harm our value or reward poor judgment by our executives or other employees. The factors considered in reaching this conclusion include:

•	short-term incentive measures are balanced among different financial measures, with targets that are intended to be achievable upon realistic levels of performance;

•	significant weighting towards long-term incentive compensation promotes long-term decision making and discourages short-term risk taking;

•	maximum payouts are capped at levels that do not reward excessive risk-taking;

•	goals are based on company and group performance measures, which mitigates excessive risk-taking within any particular business unit;

•	our compensation recoupment policy allows us to recover compensation based on financial results that are subsequently restated or if fraud or intentional misconduct is involved; and

•	our stock ownership guidelines encourage a long-term perspective.

Equity Award Grant Practices

The Committee is responsible for the administration of our equity incentive plans. In advance of each fiscal year, the Committee predetermines the dates on which equity awards will be granted during the following fiscal year to new and existing employees, including our executive officers. These grant dates are selected to occur after the dates we anticipate

COMPENSATION DISCUSSION AND ANALYSIS

releasing our annual and quarterly financial results. We generally grant equity incentive awards to our directors, executive officers and all other eligible employees on an annual basis shortly after we announce our financial results for the recently completed fiscal year. In addition to these annual grants, the Committee predetermines four quarterly dates on which any additional equity incentive awards may be made to eligible executive officers or other employees in connection with a new hire, for retention purposes or otherwise. The equity award grant dates for fiscal 2013 were fixed by the Committee in December 2011 and the grant dates for fiscal 2014 were fixed by the Committee in December 2012. The Committee approves all equity awards made to our directors and executive officers.

The exercise price of any option grant is determined by reference to the fair market value of the shares on the grant date, which our 2006 Equity Incentive Plan defines as the closing sales price of our common stock on the NYSE on the previous trading day.

Stock Ownership Guidelines and Policies

We encourage our employees to own our stock so that they are motivated to maximize our long-term performance and stock value. Under stock ownership guidelines we have established, our named executive officers are required to accumulate and maintain stockholdings in an amount of our stock with a value at least equal to five times their base salary. Because they must hold all SAIC shares acquired under our equity incentive programs until they meet this ownership requirement, which we expect will take several years, we do not have specific time-based holding periods following the exercise of stock options or vesting of other equity awards. In addition to these ownership guidelines, we have also established policies for our executive officers that prohibit certain short-term or speculative transactions in our securities that we believe carry a greater risk of liability for insider trading violations and also creates an appearance of impropriety. For example, with respect to our securities, our executive officers are not permitted to engage in any short sales or any trading in puts, calls or other derivatives on an exchange or other organized market. In addition, our executive officers are required to obtain preclearance from our General Counsel for all transactions in our securities.

Compensation Recoupment Policy

Under our compensation recoupment policy, the Committee may require members of senior management to return incentive compensation if there is a material restatement of the financial results upon which the incentive compensation was originally based. If the Committee determines that recovery is appropriate, the company will seek repayment of the difference between the incentive compensation paid and the incentive compensation that would have been paid, if any, based on the restated financial results.

The policy also provides for recovery of incentive compensation from any employee involved in fraud or intentional misconduct, whether or not it results in a restatement of our financial results. In such a situation, the Committee would exercise its business judgment to determine what action it believes is appropriate under the circumstances.

We may seek to recover the applicable amount of compensation from incentive compensation paid or awarded after the adoption of the policy, from future payments of incentive compensation, cancellation of outstanding equity awards and reduction in or cancellation of future equity awards. In cases of fraud or misconduct, we may also seek recovery from incentive compensation paid or awarded prior to the adoption of the policy.

Post-Employment Benefits

We do not maintain a defined benefit or other supplemental retirement plan that would entitle our executive officers to receive company-funded payments if they leave the company.

Upon certain terminations of employment, including death, disability, retirement or a change in control, our employees, including our named executive officers, may be eligible for continued vesting of equity awards on the normal schedule or accelerated vesting in full or on a pro rata basis, depending on the nature of event and the type of the award. The purpose of these provisions is to protect previously earned or granted awards by making them available following the specified event. Because these termination provisions are contained in our standard award agreements for all recipients and relate to previously granted or earned awards, we do not consider these potential termination benefits as a separate item in compensation decisions for our named executive officers. Our long-term incentive plans do not provide for additional benefits or tax gross-ups. For more information about potential post-employment benefits, see “Executive Compensation—Potential Payments Upon Termination or a Change in Control” beginning on page 46.

Potential Change in Control and Severance Benefits

We maintain severance protection agreements with our executive officers that would provide them with payments and benefits if their employment is involuntarily terminated following an acquisition of our company as further described in this Proxy Statement under “Executive Compensation—Potential Payment Upon a Change in Control.” We believe that these

COMPENSATION DISCUSSION AND ANALYSIS

agreements provide an important benefit to us by helping alleviate any concern the executive officers might have during a potential change in control of our company and permitting them to focus their attention on our business. In addition, we believe that these agreements are an important recruiting and retention tool, as many of the companies with which we compete for talent have similar arrangements in place for their senior management.

These severance protection agreements renew for successive one-year terms each year, unless either the Committee or an executive officer to which the agreement applies decides not to extend the term of the agreement before October 31st of the prior year. This annual term permits the Committee to regularly review the amount of benefits that would be provided to our executive officers in connection with an involuntary termination of their employment following a change in control and to consider whether to continue providing such benefits.

Tax Deductibility of Executive Compensation

We generally attempt to provide compensation that is structured to maximize favorable tax benefits for us. Section 162(m) of the Internal Revenue Code generally limits the deductibility of certain compensation in excess of $1,000,000 paid in any one year to the Chief Executive Officer and the three other most highly compensated named executive officers (other than our Chief Financial Officer). Qualified performance-based compensation will not be subject to this deduction limit if certain requirements are met.

The Committee periodically reviews and considers the deductibility of executive compensation under Section 162(m) in designing and implementing our compensation programs and arrangements. As indicated above, at least 80% of our target cash incentive awards and all of our performance share award payouts are determined based upon the achievement of certain predetermined financial performance goals under a stockholder-approved plan, which is intended to permit us to deduct such amounts pursuant to Section 162(m).

While we will continue to monitor our compensation programs in light of Section 162(m), the Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of our company and our stockholders. As a result, the Committee may conclude that paying compensation at levels that are not deductible under Section 162(m) is nevertheless in the best interests of our company and our stockholders.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis included in this Proxy Statement. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

France A. Córdova

Miriam E. John

Harry M.J. Kraemer, Jr.

Edward J. Sanderson, Jr. (Chair)

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers for service to SAIC and its subsidiaries, including Science Applications, during fiscal 2013 and, if applicable, fiscal 2012 and 2011, whether or not such amounts were paid in such year:

Name and principal position	Year (1)	Salary ($) (2)	Stock awards ($) (3)	Option awards ($) (3)	Non-equity incentive plan compensation ($) (4)	All other compensation ($) (5)	Total ($)
John P. Jumper (6) President and Chief Executive Officer	2013	1,119,808	1,875,003	1,125,000	1,248,000	—	5,367,811

Mark W. Sopp Executive Vice President and Chief Financial Officer	2013	654,263	583,345	350,001	547,000	15,181	2,149,790
	2012	604,321	700,000	748,081	340,000	16,030	2,408,432
	2011	566,923	609,700	497,405	520,000	14,792	2,208,820

K. Stuart Shea (7) Chief Operating Officer	2013	739,457	833,358	500,001	638,000	16,833	2,727,650
	2012	537,721	600,000	641,216	405,000	14,769	2,198,706
	2011	505,997	508,089	414,505	428,000	15,190	1,871,781

Joseph W. Craver, III Group President	2013	564,893	500,012	300,002	453,000	375	1,818,342
	2012	507,327	600,000	641,216	360,000	125	2,108,668
	2011	483,758	508,089	414,505	405,000	—	1,811,352

Vincent A. Maffeo (8) General Counsel	2013	594,808	416,679	250,001	510,000	15,069	1,786,557
	2012	558,461	500,000	534,347	330,000	108,912	2,031,720
	2011	349,038	500,008	500,003	500,000	74,566	1,923,615

Walter P. Havenstein (9) Former Chief Executive Officer	2013	163,135	—	—	—	945,085	1,108,220
	2012	1,000,000	1,750,000	1,870,208	710,000	14,847	5,345,055
	2011	1,000,000	1,693,607	1,381,683	1,077,750	—	5,153,040

(1)	Compensation is provided only for fiscal years for which each individual qualified as a named executive officer.

(2)	This column includes amounts paid in lieu of accrued and unused comprehensive leave time.

(3)

These columns reflect the grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). The awards shown in the “Stock awards” column in the above table include performance share awards which are subject to performance conditions and, for fiscal 2013, also include restricted stock unit awards. Values for performance share awards are computed based upon the probable outcome of the performance conditions as of the grant date of the award. Assuming the highest level of the performance conditions is achieved, the value of the fiscal 2013 performance share awards in the “Stock Awards” column as of the grant date would be as follows: Mr. Jumper, $1,125,000; Mr. Sopp, $350,000; Mr. Shea, $500,000; Mr. Craver, $300,000; and Mr. Maffeo, $250,000.

The awards shown in the “Option awards” column are not subject to performance conditions. For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculations of these amounts, please refer to Note 10 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 27, 2013.

(4)

Amounts shown in this column represent the actual amounts paid to the named executive officers under our cash incentive award program for performance in fiscal 2013. The threshold, target and maximum payouts are shown in the “Grants of Plan-Based Awards” table under the column headed “Estimated future payouts under non-equity incentive plan awards.”

(5)

Amounts shown in this column primarily represent matching contributions that we made in the SAIC Retirement Plan on behalf of our named executive officers. Amounts for Mr. Maffeo also include payments or reimbursements for relocation costs of $57,342 and $37,365, in fiscal 2012 and 2011, respectively, and payments or reimbursements for taxes on imputed income associated with the relocation benefits of $33,783 and $23,003, in fiscal 2012 and 2011, respectively, and the amount for Mr. Havenstein in fiscal 2013 includes $926,923 paid to him in connection with his retirement as described on page 39 in our CD&A.

(6)	Mr. Jumper became Chief Executive Officer in March 2012 and therefore the amount in the “Salary” column reflects a partial year of service in fiscal 2013.

(7)	Mr. Shea became our Chief Operating Officer in March 2012. He served as Group President during fiscal 2012 and 2011.

(8)	Mr. Maffeo joined SAIC as General Counsel on June 7, 2010 and therefore the amount in the “Salary” column reflects a partial year of service in fiscal 2011.

(9)	Mr. Havenstein retired on February 29, 2012 and therefore the amount in the “Salary” column reflects a partial year of service in fiscal 2013.

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

The following table sets forth information regarding the cash and equity incentive awards made to our named executive officers in fiscal 2013 pursuant to our 2006 Equity Incentive Plan, including any portion of such awards deferred into our Key Executive Stock Deferral Plan and Keystaff Deferral Plan:

Name (1)	Award type	Grant date	Approval date	Estimated future payouts under non-equity incentive plan awards (2)			Estimated future payouts under equity incentive plan awards (3)			All other option awards; number of securities underlying options (4) (#)	All other stock awards, number of shares of stock or units (#)	Exercise or base price of option awards (5) ($/share)	Grant date fair value of stock and option awards (6) ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Jumper	Cash	3/30/12	3/22/12	756,000	1,400,000	2,205,000	—	—	—	—	—	—	—
	Options	3/30/12	3/22/12	—	—	—	—	—	—	618,132	—	$13.21	1,125,000
	PSA	3/30/12	3/22/12	—	—	—	28,388	56,775	85,163	—	—	—	750,000
	RSU	3/30/12	3/22/12	—	—	—	—	—	—	—	85,163	—	1,125,003
Mr. Sopp	Cash	3/30/12	3/22/12	324,000	600,000	945,000	—	—	—	—	—	—	—
	Options	3/30/12	3/22/12	—	—	—	—	—	—	192,308	—	$13.21	350,001
	PSA	3/30/12	3/22/12	—	—	—	9,999	19,997	29,996	—	—	—	233,333
	RSU	3/30/12	3/22/12	—	—	—	—	—	—	—	26,496	—	350,012
Mr. Shea	Cash	3/30/12	3/22/12	378,000	700,000	1,102,500	—	—	—	—	—	—	—
	Options	3/30/12	3/22/12	—	—	—	—	—	—	274,726	—	$13.21	500,001
	PSA	3/30/12	3/22/12	—	—	—	12,617	25,234	37,851	—	—	—	333,333
	RSU	3/30/12	3/22/12	—	—	—	—	—	—	—	37,852	—	500,025
Mr. Craver	Cash	3/30/12	3/22/12	280,800	520,000	819,000	—	—	—	—	—	—	—
	Options	3/30/12	3/22/12	—	—	—	—	—	—	164,836	—	$13.21	300,002
	PSA	3/30/12	3/22/12	—	—	—	7,570	15,140	22,711	—	—	—	200,000
	RSU	3/30/12	3/22/12	—	—	—	—	—	—	—	22,711	—	300,012
Mr. Maffeo	Cash	3/30/12	3/22/12	302,400	560,000	882,000	—	—	—	—	—	—	—
	Options	3/30/12	3/22/12	—	—	—	—	—	—	137,363	—	$13.21	250,001
	PSA	3/30/12	3/22/12	—	—	—	6,309	12,617	18,926	—	—	—	166,667
	RSU	3/30/12	3/22/12	—	—	—	—	—	—	—	18,926	—	250,012

(1)	Mr. Havenstein retired on February 29, 2012 and did not receive any cash or equity incentive awards in fiscal 2013.

(2)

Amounts in these columns represent the threshold, target and maximum payout amounts of cash incentive awards with actual payouts based upon the achievement of pre-established levels of performance during fiscal 2013, as discussed in our CD&A beginning on page 31. The target payout amounts for the cash incentive awards were 117% of base salary for the Chief Executive Officer and approximately 100% of base salary for each other named executive officer. The threshold payout amounts represented approximately 54% of the target amounts and the maximum payout amounts represented 157.5% of the target amount. The actual amounts that were paid to our named executive officers with respect to fiscal 2013 are set forth in the table entitled “Summary Compensation Table” under the column headed “Non-equity incentive plan compensation.”

(3)

Amounts in these columns represent the threshold, target and maximum payout amounts of performance share awards (PSA) granted in fiscal 2013 that may result in shares being issued at the end of a three-year performance period based upon the company’s achievement of pre-established levels of performance for fiscal 2013, as discussed in our CD&A beginning on page 31. The number of shares that has been and will ultimately be issued can range from 50% to 150% of the target number of shares and will be based on the level of achievement for each performance goal for fiscal 2013, subject to the discretion of the Compensation Committee. If performance is below the threshold level of performance, no shares will be issued. The target grant date value payout amounts for the performance share awards covering the three-year period from fiscal 2013 through fiscal 2015 as a percentage of base salary were as follows: Mr. Jumper, 188%; Mr. Sopp, 113%; Mr. Shea, 143%, Mr. Craver, 115%; and Mr. Maffeo, 87%. The target number of shares underlying these awards was based on a value of $13.21 per share, the closing sales price of our common stock on the NYSE on the trading day before the grant date. The threshold grant date value payout amounts represented 50% of the target amounts and the maximum payout amounts represented 150% of the target amounts.

(4)

Amounts in this column represent the number of shares of common stock underlying options issued in fiscal 2013. All such options vest as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth year anniversaries of the date of grant, respectively.

(5)	Our equity plan defines “fair market value” as the closing sales price of our common stock on the NYSE on the trading day before the grant date which is the exercise price.

(6)

Amounts represent the grant date fair value determined in accordance with FASB ASC Topic 718. These amounts do not reflect the value that may be actually realized by the recipient and do not reflect changes in our stock price after the date of grant.

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding option, restricted stock and performance share awards issued pursuant to our 2006 Equity Incentive Plan that were held by our named executive officers at the end of fiscal 2013, including awards previously deferred under our Key Executive Stock Deferral Plan:

	Option awards (1)				Stock awards
Name	Number of securities underlying unexercised options (exercisable)	Number of securities underlying unexercised options (unexercisable)	Option exercise price ($)	Option expiration date	Grant Date			Equity incentive plan awards; number of unearned shares, units or other rights that have not vested (#) (4)	Equity incentive plan awards; market or payout value of unearned shares, units or other rights that have notvested ($) (3)
						Number of shares of stock or units that have not vested(2)	Market value of shares of stock or units that have not vested ($) (3)
Mr. Jumper	10,678	—	18.73	4/3/13	3/30/12	144,912	1,753,441	—	—
	1,945	—	20.09	9/11/13	—	—	—	—	—
	11,545	—	18.46	4/2/14	—	—	—	—	—
	13,959	—	17.42	4/1/15	—	—	—	—	—
	13,810	—	16.92	3/31/18	—	—	—	—	—
	—	618,132	13.21	3/29/19	—	—	—	—	—
Mr. Sopp	150,000	—	18.73	4/3/13	4/01/11	—	—	21,547	260,713
	66,720	44,480	18.46	4/2/14	3/30/12	45,085	545,523	—	—
	50,049	75,075	17.42	4/1/15	—	—	—	—	—
	35,264	141,058	16.92	3/31/18	—	—	—	—	—
	—	192,308	13.21	3/29/19	—	—	—	—	—
Mr. Shea	108,000	—	18.73	4/3/13	4/01/11			18,468	223,464
	55,560	37,040	18.46	4/2/14	3/30/12	64,408	779,337
	41,708	62,562	17.42	4/1/15	—	—	—	—	—
	30,226	120,908	16.92	3/31/18	—	—	—	—	—
	—	274,726	13.21	3/29/19	—	—	—	—	—
Mr. Craver	108,000	—	18.73	4/3/13	4/01/11			18,468	223,464
	55,560	37,040	18.46	4/2/14	3/30/12	38,644	467,592
	41,708	62,562	17.42	4/1/15	—	—	—	—	—
	30,226	120,908	16.92	3/31/18	—	—	—	—	—
	—	164,836	13.21	3/29/19	—	—	—	—	—
Mr. Maffeo	49,853	74,780	18.09	6/17/15	4/01/11	—	—	15,390	186,221
	25,189	100,756	16.92	3/31/18	3/30/12	32,204	389,665
	—	137,363	13.21	3/29/19	—	—	—	—	—
Mr. Havenstein	—	—	—	—	—	—	—	—	—

(1)

Information in these columns relates to options to purchase shares of common stock held by our named executive officers at the end of fiscal 2013. Options expiring before 2018 were granted five years prior to their respective expiration dates. Options expiring in 2019 were granted seven years prior to their respective expiration dates. All options vest as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth year anniversaries of the date of grant, respectively.

(2)

Information in this column includes restricted stock units held by our named executive officers at the end of fiscal 2013, including restricted stock units held in our Key Executive Stock Deferral Plan and includes restricted stock units issued as dividend equivalents. All restricted stock units vest as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth year anniversaries of the date of grant, respectively. Any restricted stock units previously deferred by our named executive officers are also reflected in the table under the caption “Nonqualified Deferred Compensation” below. Amounts in this column also include the number of shares that the Human Resources and Compensation Committee has determined to be earned for performance in fiscal 2013, the first year of the three-year performance period covering fiscal 2013 to fiscal 2015, which shares will not be issued until the end of the three-year performance period, provided that the named executive officer remains employed by us at the end of the three-year period, and remain subject to the Committee’s discretion to decrease the number of shares ultimately issued.

(3)	The market value is based upon $12.10 per share, the closing sales price of our common stock on the NYSE on January 31, 2013.

(4)	Amounts in this column represent shares that would be issued upon achieving the threshold level of performance for the three-year performance period covering fiscal 2012 through fiscal 2014.

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested

The following table sets forth information regarding shares of common stock acquired by our named executive officers during fiscal 2013 upon the vesting of restricted stock awards or restricted stock units. There were no option exercises in fiscal 2013:

	Stock awards
Name	Number of shares acquired on vesting (1)	Value realized on vesting ($) (2)
Mr. Jumper	5,911	78,025

Mr. Sopp	23,201	287,910

Mr. Shea	18,266	228,568

Mr. Craver	18,266	228,568

Mr. Maffeo	10,226	123,735

Mr. Havenstein	122,199	1,493,266

(1)

Information in this column includes performance shares earned for the three-year performance period covering fiscal 2011 to fiscal 2013 and includes shares of our common stock underlying restricted stock awards or restricted stock units, including units held in our Key Executive Stock Deferral Plan in which our named executive officers vested in fiscal 2013. The restricted stock and restricted stock unit awards vest as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth year anniversaries of the date of grant, respectively. Any restricted stock awards previously deferred by our named executive officers are reflected in the table under the caption “Nonqualified Deferred Compensation” below.

(2)	Value realized on vesting is based on the closing price of our common stock on the date of vesting.

Nonqualified Deferred Compensation

We provided benefits to our named executive officers during fiscal 2013 under the following nonqualified deferred compensation plans, which are summarized below:

The SAIC Keystaff Deferral Plan allows eligible participants to elect to defer all or a portion of any cash or vested equity incentive awards granted to them under our cash incentive or stock incentive plans. We make no contributions to participants’ accounts under the Keystaff Deferral Plan, although participant deferrals, which are reflected in dollars, earn interest during the deferral period. Distributions under the Keystaff Deferral Plan are then made to participants in cash. Deferred balances under this plan will generally be paid upon retirement or separation from service.

The SAIC Key Executive Stock Deferral Plan allows eligible participants to elect to defer all or a portion of their cash or certain equity incentive awards granted to them under our cash incentive or stock incentive plans. Participant deferrals generally correspond to stock units of our common stock. Shares equivalent to deferrals may be deposited to a rabbi trust to fund benefits for participants. We make no contributions to participants’ accounts under the Key Executive Stock Deferral Plan. Distributions under the Key Executive Stock Deferral Plan are then made to participants in shares of common stock corresponding to the number of vested stock units held for the participant. Vested deferred balances under this plan will generally be paid upon retirement or separation from service.

The SAIC 401(k) Excess Deferral Plan (Excess Plan) is a pre-tax savings plan that allows eligible participants to defer up to 20% of their eligible compensation. Salary deferrals into the Excess Plan do not start until after an eligible participant has met the annual IRS contribution limit for the SAIC Retirement Plan. Bonuses are not eligible for deferral to the Excess Plan. The investment options in the Excess Plan are similar to those in the SAIC Retirement Plan but do not include the SAIC Stock Funds. Vested deferred balances under this plan will generally be paid following separation from service.

EXECUTIVE COMPENSATION

The following table sets forth information regarding deferrals under and aggregate earnings and withdrawals in fiscal 2013 through our nonqualified deferred compensation plans:

Name	Plan	Executive contributions in fiscal 2013 ($) (1)	Aggregate earnings in fiscal 2013 ($) (2)	Aggregate withdrawals/ distributions in fiscal 2013	Aggregate balance at fiscal year-end ($) (3)
Mr. Jumper	Keystaff Deferral Plan	—	6,406	—	196,777
	Key Executive Stock Deferral Plan	—	(2,798)	—	141,864

Mr. Sopp	Keystaff Deferral Plan	—	—	—	—
	Key Executive Stock Deferral Plan	350,012	(23,385)	—	715,488

Mr. Shea	Keystaff Deferral Plan	—	3,193	—	98,089
	Key Executive Stock Deferral Plan	58,113	(5,887)	—	220,443

Mr. Craver	Keystaff Deferral Plan	—	—	—	—
	Key Executive Stock Deferral Plan	—	—	—	—

Mr. Maffeo	Keystaff Deferral Plan	165,000	4,155	—	169,155
	Key Executive Stock Deferral Plan	—	—	—	—
	Excess Plan	53,077	4,829	—	100,030

Mr. Havenstein	Keystaff Deferral Plan	—	39,532	71,121	1,150,768
	Key Executive Stock Deferral Plan	—	(76,530)	659,692	2,680,548

(1)	Amounts in this column represent deferred cash or restricted stock awards. These amounts are also included as compensation in the “Summary Compensation Table.”

(2)

With respect to the Keystaff Deferral Plan, amounts in this column represent interest earned during fiscal 2013 on cash previously deferred based on the Moody’s Seasoned Corporate Bond Rate minus 1% (3.36% in calendar 2012 and 3.08% in calendar 2013).

With respect to the Key Executive Stock Deferral Plan, amounts in this column represent the aggregate increases or (decreases) in value of stock units corresponding to shares of our common stock during fiscal 2013. The market value of the shares is based upon $12.10 per share, the closing sales price of our common stock on the NYSE on January 31, 2013.

With respect to the Excess Plan, amounts in this column represent aggregate returns of the diverse investment options available to eligible participants based on individual participant investment elections. There were no company matching contributions made to the named executive officers’ accounts.

(3)

Amounts in this column represent the value of the holders’ accounts at the end of fiscal 2013. With respect to the Key Executive Stock Deferral Plan, the amounts represent the value of stock units corresponding to shares of common stock held by the named executive officers based on $12.10 per share, the closing sales price of our common stock on the NYSE on January 31, 2013. All amounts in this column were reported as compensation in the “Summary Compensation Table” for prior years. With respect to our Key Executive Stock Deferral Plan, our named executive officers held the following number of stock units at the end of fiscal 2013: (a) Mr. Jumper, 11,724; (b) Mr. Sopp, 59,131; (c) Mr. Shea, 18,218 and (d) Mr. Havenstein, 221,533.

Potential Payments Upon Termination or a Change in Control

We are not obligated to offer any kind of severance benefits to our named executive officers solely upon termination of employment.

We have entered into the following agreements and arrangements with our named executive officers that would provide them with certain payments and benefits, which are described below, if we are subject to a change in control:

•

Severance Protection Agreements. We have entered into severance protection agreements with each of our executive officers, including each of the named executive officers, which provide that if the executive officer is involuntarily terminated without cause or resigns for good reason within a 24-month period following a change in control, he or she will be entitled to receive all accrued salary and a pro rata bonus for the year of termination, plus a single lump sum payment equal to two-and-one-half times the executive officer’s then current salary and bonus amount. The executive officer will also receive such life insurance, disability, medical, dental and hospitalization benefits as are provided to other similarly situated executive officers who continue to be employed for the 30 months following termination and up to 12 months of outplacement counseling. In order to receive the lump sum payment and the 30 months of continued benefits, the executive officer is required to execute a written release of claims. The executive officer is not entitled to receive a “gross up” payment to account for any excise tax that might be payable under the Internal Revenue Code, and the amount of the payments may be reduced by us to the extent necessary to avoid an excise tax.

EXECUTIVE COMPENSATION

•

Stock Incentive and Deferred Compensation Plans. Under the terms of our stock incentive and deferred compensation plans, all unvested stock, options and deferred compensation awards held by all participants under those plans, including our named executive officers, are subject to accelerated vesting upon the occurrence of a change in control under certain circumstances. Outstanding stock options, stock awards and stock units issued to the named executive officers under our Key Executive Stock Deferral Plan, generally become fully vested upon the occurrence of a change in control. Our 2006 Equity Incentive Plan generally provides that vesting will accelerate if the holder is involuntarily terminated or terminates his employment for good reason within 18 months following a change in control. For performance share awards issued under our 2006 Equity Incentive Plan, shares would be paid out on an immediate pro rata basis based on the percentage of the performance period completed at the time of the change in control. If more than 50 percent of the performance period is completed, the prorated number of shares that would vest is based on company performance up to the date of change in control. If less than 50 percent of the performance period is completed, a prorated target number of shares would vest based on the time elapsed during the performance period.

The following table sets forth our estimates regarding the potential value of any cash payments and benefits and accelerated vesting of equity awards to be received by the named executive officers under the foregoing agreements and plans, assuming that a change in control occurred on the last business day of fiscal 2013:

	Severance protection benefits				Accelerated equity awards			Total
Name	Salary and Bonus (1)	Pro rata bonus (2)	Life insurance, healthcare (3)	Outplacement services (4)	Restricted stock and restricted stock units (5)	Option awards (6)	Performance Share Awards (7)	Applicable scale- back (8)	Total gross severance benefits and equity awards (9)
Mr.. Jumper (10)	$6,500,000	$1,400,000	$135,232	$15,000	$1,074,014	—	$678,992	—	$9,803,237
Mr. Sopp	3,050,000	600,000	78,090	15,000	334,148	—	211,242	(255,922)	4,032,558
Mr. Shea	3,500,000	700,000	107,268	15,000	429,616	—	301,774	—	5,053,658
Mr. Craver	2,600,000	520,000	116,930	15,000	286,415	—	181,064	—	3,719,409
Mr. Maffeo	2,837,500	560,000	148,935	15,000	238,681	—	150,887	—	3,951,003
Mr. Havenstein	—	—	—	—	—	—	—	—	—

(1)

Amounts in this column represent a single lump sum equal to two-and-one-half times the sum of (a) the named executive officer’s fiscal 2013 salary and (b) the amount of his or her target bonus for fiscal 2013. This amount of the bonus calculated under subsection (b) is referred to as the “Bonus Amount.”

(2)

Amounts in this column represent a pro rata portion of the Bonus Amount to which the named executive officer would be entitled depending on the number of days that had elapsed in the fiscal year in which he or she is terminated. Because we are required to present all information in this table assuming that the named executive officer is terminated on the last business day of fiscal 2013, the amount of the pro rata Bonus Amount in this column represents the full amount of the executive officers’ respective Bonus Amounts. In addition to the amounts set forth in the column, our named executive officers would also be entitled to be paid for any unused comprehensive leave time they had accrued.

(3)

Amounts in this column represent the estimated value to the named executive officer of life insurance, disability, medical, dental and hospitalization benefits to be received for 30 months following termination.

(4)	Amounts in this column represent the estimated value to the named executive officer of the outplacement counseling services to be provided for 12 months following termination.

(5)

Amounts in this column represent the value of accelerated vesting at the end of fiscal 2013 of (a) shares of restricted stock issued pursuant to the 2006 Equity Incentive Plan, and (b) restricted stock units in our Key Executive Stock Deferral Plan. For more information regarding the number of shares of unvested stock and stock units held by each of the named executive officers, see the table under the caption “Outstanding Equity Awards at Fiscal Year-End.”

(6)

Amounts in this column represent the value of accelerated vesting of unvested options to purchase shares of common stock issued pursuant to the 2006 Equity Incentive Plan that were held by the named executive officer at the end of fiscal 2013. The exercise price of all unvested options held by the named executive officers exceeded the closing sales price of our common stock on the NYSE. For more information regarding the number of shares underlying unvested options held by each of the named executive officers, see the table under the caption “Outstanding Equity Awards at Fiscal Year-End.”

(7)

Amounts in this column represent the value of a pro-rated number of shares underlying outstanding performance share awards issued under our 2006 Equity Incentive Plan. Values are based on the actual number of shares that would have been earned based on performance through January 31, 2013. No shares would have been earned for the 2012-2014 performance period. The actual shares earned for the first year of the 2013-2015 performance period is 94.9% of the target performance awards allocated to fiscal year 2013. The table excludes the value of the performance shares earned for the 2011-2013 performance period since the performance cycle ended on January 31, 2013.

EXECUTIVE COMPENSATION

(8)	Represents amount of gross severance payments to be reduced to avoid excise taxes which may be payable pursuant to Section 280G and 4999 of the Internal Revenue Code.

(9)

Amounts in this column represent the gross amount of change in control benefits to be received by the named executive officer, without reflecting any federal and/or state income taxes payable with respect to such amounts.

(10)	Mr Jumper is also entitled to continued salary, target bonus and benefits through March 1, 2014 in the event his employment is involuntarily terminated without cause absent a change in control.

Treatment of Equity Awards Upon Termination

With respect to outstanding equity awards, our executive officers are generally treated in the same way as all other employee award recipients if their employment is terminated due to death, disability, retirement or voluntary departure.

In the case of death or disability, restricted stock awards and options will vest immediately and options would remain exercisable for a period of time, depending on the nature of the event and the plan under which the awards were issued. Under our performance share award program, shares would be paid out on a pro rata basis promptly upon death and at the end of the three-year performance period in case of disability.

Under our continued vesting program, employees who retire, including our executive officers, may continue holding and vesting in their stock options if they have held such options for at least 12 months prior to retirement and they retire (i) after age 59 1/2 with at least ten years of service or (ii) after age 59 1/2 when age at termination plus years of service equals at least 70. Our executive officers who retire after reaching the applicable mandatory retirement age, however, will be allowed to continue to vest in such options without regard to the 12 month holding requirement. When an individual becomes eligible for continued vesting under this program, all unvested shares of restricted stock becomes fully vested as of such eligibility date. Retirees meeting these qualifications who hold performance share awards will receive a pro rata number of shares after the end of the applicable three-year performance period, based on actual company performance over the full period. We have the right to terminate continued vesting if a retiree violates confidentiality, non-solicitation or similar obligations to us.

In any other case, if the employment of an equity award recipient, including an executive officer, is terminated for any reason, all unvested restricted stock, options and performance share awards are forfeited. Vested options remain exercisable for 90 days or until the option expiration date, if earlier.

PROPOSAL 7—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending January 31, 2014. During the fiscal year ended January 31, 2013, Deloitte & Touche LLP served as our independent registered public accounting firm and also provided certain tax and other audit-related services as set forth under the caption “Audit Matters” below. Representatives of Deloitte & Touche LLP will be at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

Stockholders are not required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. However, we are submitting the appointment for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment, the Audit Committee will consider whether or not to retain Deloitte & Touche LLP. Even if the appointment is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our stockholders’ best interests.

Vote Required

The affirmative vote of the holders of a majority of the voting power of common stock, present or represented and entitled to vote at the annual meeting is required to approve the proposal. Abstentions have the effect of a vote against the proposal, and broker “non-votes” have no effect on the outcome of the proposal. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “FOR” the proposal.

Recommendation of the Board

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2014.

AUDIT MATTERS

Audit Committee Report

The Audit Committee assists the Board of Directors in its oversight of: (i) the integrity of the company’s financial statements, including the financial reporting process, system of internal control over financial reporting and audit process; (ii) the company’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; (iv) the performance of the company’s internal audit function and independent registered public accounting firm; and (v) financial reporting risk assessment and mitigation. The Audit Committee’s job is one of oversight and it recognizes that management is responsible for the preparation and certification of the company’s financial statements and that the independent registered public accounting firm is responsible for auditing those financial statements.

The Audit Committee recognizes that financial management, including the internal audit staff, and the independent registered public accounting firm, have more time, knowledge, and detailed information on the company than do Audit Committee members. Consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to the company’s financial statements or any professional certification as to the independent registered public accounting firm’s work.

The duties and responsibilities of the Audit Committee have been set forth in a written charter since 1975. A copy of its current Audit Committee charter is available on the company’s website at www.saic.com by clicking on the links entitled “Corporate Governance” and then “Board Committees.” Each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and the NYSE. In addition, three of the four Committee members (Thomas F. Frist, III, Harry M.J. Kraemer, Jr. and Lawrence C. Nussdorf) qualify as audit committee financial experts under SEC rules.

In the course of fulfilling its responsibilities, the Audit Committee has:

•

met with the internal auditor and the independent registered public accounting firm to discuss any matters that the internal auditor, the independent registered public accounting firm or the Committee believed should be discussed privately without members of management present;

•

met with management of the company to discuss any matters management or the Committee believed should be discussed privately without the internal auditor or the independent registered public accounting firm present;

•

reviewed and discussed with management and Deloitte & Touche LLP, the company’s independent registered public accounting firm, the audited consolidated financial statements for the fiscal year ended January 31, 2013;

•

discussed with Deloitte & Touche LLP the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Standards and Rule 2-07 of Regulation S-X (Communications with Audit Committees); and

•	received the written disclosures and the letter required by the applicable PCAOB Standard (Communication with Audit Committees Concerning Independence).

Based on the reviews and discussions summarized in this Report and subject to the limitations on our role and responsibilities referred to above and contained in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the company’s audited consolidated financial statements referred to above be included in the company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2013 for filing with the SEC.

Thomas F. Frist, III

Anita K. Jones

Harry M.J. Kraemer, Jr. (Chair)

Lawrence C. Nussdorf

AUDIT MATTERS

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending January 31, 2014. Stockholders are being asked to ratify the appointment of Deloitte & Touche LLP at the annual meeting, as described above.

Audit and Non-Audit Fees

Aggregate fees billed to SAIC and Science Applications for the fiscal years ended January 31, 2013 and 2012 by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates (collectively, the “Deloitte Entities”), were as follows:

	2013	2012
Audit Fees (1)	$5,771,000	$5,662,000
Audit-Related Fees (2)	3,100,000	—
Tax Fees (3)	765,000	483,000
All Other Fees	—	—

Total Fees	$9,636,000	$6,145,000

(1)

Audit fees include professional services rendered for the audit of the annual consolidated financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and review of quarterly consolidated financial statements. Audit fees also include services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, including statutory audits and consents related to SEC filings. For fiscal 2012, audit fees also include preferability letter procedures and reviews of registration statement filings.

(2)

Audit-related fees relate to the audit of the financial statements of the technical, engineering and enterprise information technology services business for the purpose of inclusion in the registration statement on Form 10 filed with the SEC by SAIC Gemini, Inc. For fiscal 2012, audit-related fees also include transition services related to employee benefit plan audits and audits related to special purpose financial statements.

(3)

Tax fees include a variety of permissible tax services related to preparation and/or review of statutory tax filings within U.S., foreign, and state jurisdictions, general tax advisory services (including research and discussions related to tax compliance matters), tax planning and advice related to business acquisitions and dispositions, assistance with tax examinations, assistance with transfer pricing documentation, assistance with credits and incentives opportunities in various jurisdictions resulting from the company’s operational expansion and services related to the separation transaction.

The Audit Committee has considered whether the above services provided by the Deloitte Entities are compatible to maintaining the independence of the Deloitte Entities. The Audit Committee has the responsibility to pre-approve all audit and non-audit services to be performed by the independent registered public accounting firm in advance. Further, the Chair of the Audit Committee has the authority to pre-approve audit and non-audit services as necessary between regular meetings of the Audit Committee, provided that any such services so pre-approved shall be disclosed to the full Audit Committee at its next scheduled meeting. All of the Audit, Audit-Related and Tax Fees set forth above were pre-approved by one of these means.

OTHER INFORMATION

Stock Ownership of Certain Beneficial Owners

The following table provides information regarding the beneficial ownership of each person known by us to beneficially own more than five percent of SAIC common stock.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class
Vanguard Fiduciary Trust Company 500 Admiral Nelson Boulevard, Malvern, PA 19355	49,870,150 shares	(1)	14.59%

(1)

These shares are held by Vanguard Fiduciary Trust Company as trustee of the SAIC Retirement Plan. According to a Schedule 13G/A filed with the SEC by Vanguard on February 1, 2013, subject to ERISA, Vanguard votes these shares as directed by the plan participants and votes all shares as to which no voting instructions are received in the same proportion as shares for which voting instructions are received. Accordingly, Vanguard has shared voting and dispositive power with respect to these shares. Vanguard disclaims beneficial ownership of all shares held in trust for which it receives voting instructions. Shares held by Vanguard are also included in the amounts held by individuals and the group set forth in the table below.

Stock Ownership of Directors and Officers

The following table sets forth, as of April 8, 2013, the beneficial ownership of our common stock by our directors and the named executive officers, and all of our directors and executive officers as a group. None of these individuals beneficially owns more than one percent of our common stock. As a group, our directors and executive officers beneficially own approximately 1.44% of our common stock. Unless otherwise indicated, each individual has sole investment power and sole voting power with respect to the shares beneficially owned by such person, except for such power that may be shared with a spouse. No shares have been pledged.

Beneficial Owner	Common stock (1)		Stock units (2)	Option shares (3)	Total shares beneficially owned
Directors
France A. Córdova	—		34,375	71,380	105,755
Jere A. Drummond	39,278		26,928	71,380	137,586
Thomas F. Frist, III	614,718	(4)	8,698	68,836	692,252
John J. Hamre	4,916		85,117	71,380	161,413
Miriam E. John	—		82,311	71,380	153,691
Anita K. Jones	90,722		12,456	71,380	174,558
Harry M. J. Kraemer, Jr.	232,423		138,260	71,380	442,063
Lawrence C. Nussdorf	25,261		—	62,614	87,875
Edward J. Sanderson, Jr.	88,614		13,626	71,380	173,620
A. Thomas Young	62,057		149,994	71,380	283,431
Named Executive Officers
John P. Jumper	30,059		11,724	164,886	206,669
Mark W. Sopp	41,590		37,039	295,264	373,893
K. Stuart Shea	67,472		17,121	270,561	355,154
Joseph W. Craver, III	109,313		—	248,583	357,896
Vincent A. Maffeo	13,744		—	127,704	141,448
Walter P. Havenstein	85,495		221,533	—	307,028
All directors and executive officers as a group (21 persons) (5)	1,720,572		786,253	2,423,749	4,930,574

(1)

Includes the approximate number of shares allocated to the account of the individual by the trustee of the SAIC Retirement Plan as follows: Mr. Sopp, 774 shares; Mr. Shea, 12,199 shares; Mr. Craver, 2,480 shares; and all directors and officers as a group, 65,162 shares. For all directors and officers as a group, also includes a total of 9,688 shares held by certain trusts established by the individuals.

(2)

Represents stock units attributable to the individual or the group in the Key Executive Stock Deferral Plan and the Management Stock Compensation Plan. Shares held in these plans are voted by the trustee in the same proportion as all other stockholders collectively vote their shares of common stock.

(3)	Shares subject to options exercisable within 60 days following April 8, 2013.

(4)	Includes 590,000 shares held by FS Partners II, LLC, an investment vehicle controlled by Mr. Frist.

(5)	Mr. Havenstein retired on February 29, 2012. Therefore, his shares are not included in the totals for all directors and executive officers as a group.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and the rules of the SEC require our directors and executive officers to file reports of their ownership and changes in ownership of common stock with the SEC. Our personnel generally prepare and file these reports on the basis of information obtained from each director and officer and pursuant to a power of attorney. Based on such information provided to us, we believe that all reports required by Section 16(a) of the Securities Exchange Act of 1934 to be filed by our directors and executive officers during fiscal 2013 were filed on time.

Stockholder Proposals for the 2013 Annual Meeting

Any stockholder proposals intended to be presented at the 2014 annual meeting of stockholders must be received by us no later than December 27, 2013 in order to be considered for inclusion in our Proxy Statement and form of proxy relating to that meeting.

In addition, Sections 2.07 and 3.03 of our bylaws provides that, in order for a stockholder to propose any matter (including nominations for directors) for consideration at the annual meeting (other than by inclusion in the Proxy Statement), such stockholder must give timely notice to our Corporate Secretary of his or her intention to bring such business before the meeting. To be timely, notice must be delivered to the Corporate Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. Therefore, in connection with the 2014 annual meeting of stockholders, notice must be delivered to the Corporate Secretary between February 7, 2014 and March 9, 2014. In the event, however, that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us, whichever occurs later.

Such stockholder’s notice must include certain information about the stockholder and the underlying beneficial owner, if any, including his or her name, age, address, occupation, shares, rights to acquire shares, information about derivatives, hedges, short positions, understandings or agreements regarding the economic and voting interests of the stockholder and related persons with respect to our stock, if any, and such other information as would be required to be disclosed in a proxy statement soliciting proxies for the election of the proposed nominee. A stockholder’s notice must be updated, if necessary so that the information submitted is true and correct as of the record date for determining stockholders entitled to receive notice of the meeting.

Annual Report on Form 10-K

We will provide without charge to any stockholder, upon written or oral request, a copy of our Annual Report without exhibits. Requests should be directed to SAIC, Inc., 1710 SAIC Drive, M/S 3-5-9, McLean, VA 22102, Attention: Corporate Secretary or by calling 1-703-676-5800.

By Order of the Board of Directors

Douglas E. Scott

Corporate Secretary

April 26, 2013

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

w

SCAN TO

VIEW MATERIALS & VOTE

ATTN: STOCK PROGRAMS

10260 CAMPUS POINT DRIVE

M/S A-2

SAN DIEGO, CA 92121

VOTE BY INTERNET

Go to www.proxyvote.com or scan the QR Barcode above using a smart phone.Have your proxy and voting instruction card available and follow the instructions.You may also sign up for electronic delivery of future stockholder communications after you vote using the Internet.

VOTE BY PHONE

Use any touch-tone telephone to call 1-800-690-6903. Have your proxy and voting instruction card available when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy and voting instruction card and return it in thepostage-paid envelope we have provided or return it to SAIC, c/o Broadridge,51 Mercedes Way, Edgewood, NY 11717.

VOTE CONFIRMATION

Starting on May 24, 2013, you can confirm how you voted by going to

www.proxyvote.com. Have your proxy and voting instruction card available and follow the instructions. Please allow 24 hours after you submit your vote before confirming.

VOTING DEADLINES

Please see the reverse side of this card for information regarding specific voting deadlines.

M57831-P36334-K36364

VOTE ON DIRECTORS - The Board of Directors recommends a vote FOR each of the nominees listed below.

Abstain

Against

For

1. Nominees: ! ! !

1a. France A. Córdova ! ! !

Abstain

Against

For

1b. Jere A. Drummond

VOTE ON PROPOSAL 2 - The Board of Directors recommends a vote FOR Proposal 2.! ! ! ! ! !

2. Approve an amendment to our certificate of incorporation to effect a reverse stock split.

1c. Thomas F. Frist, III ! ! !

1d. John J. Hamre

VOTE ON PROPOSAL 3 - The Board of Directors recommends a vote FOR Proposal 3.

3. Approve an amendment to our certificate of incorporation to change the name of our company from SAIC, Inc. to LeidosHoldings, Inc.! ! ! ! ! !

1e. Miriam E. John! ! !

VOTE ON PROPOSAL 4 - The Board of Directors recommends a vote FOR Proposal 4.

1f. Anita K. Jones ! ! ! ! ! !

4. Approve an amendment to our certificate of incorporation to decrease the range of required directors.

1g. John P. Jumper ! ! !

VOTE ON PROPOSAL 5 - The Board of Directors recommends a vote FOR Proposal 5.

1h. Harry M.J. Kraemer, Jr. ! ! ! ! ! !

5. Approve an amendment to our certificate of incorporation to eliminate or reduce supermajority voting provisions.

1i. Lawrence C. Nussdorf ! ! !

1j. Edward J. Sanderson, Jr.

VOTE ON PROPOSAL 6 - The Board of Directors recommends a vote FOR Proposal 6.! ! !

6. Approve, by an advisory vote, executive compensation.

Please complete, date, sign and mail promptly in the enclosed envelope which requires no postage.

VOTE ON PROPOSAL 7 - The Board of Directors recommends a vote FOR Proposal 7.

Please sign EXACTLY as name or names appear(s) hereon. When signing as attorney, executor, trustee, administrator or guardian, please give your full title. If a trust requires the signature of more than one trustee, all required trustees must sign.

7. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2014.! ! !

*ADMISSION TICKET*

Please bring this top half of your proxy card, along with a government issued photo I.D.

in order to gain admission to the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.

M57832-P36334-K36364

Proxy and Voting Instruction Card for the Annual Meeting of Stockholders - June 7, 2013

This Proxy and Voting Instruction Card is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Vincent A. Maffeo and Douglas E. Scott, and each of them, with full power of substitution, as proxies to represent the undersigned and to vote all of the shares of common stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of SAIC, Inc. (the”Company”) to be held at the SAIC Conference Center, 1710 SAIC Drive, McLean, Virginia, on Friday, June 7, 2013, at 9:00 a.m. (local time), and at any adjournment, postponement or continuation thereof (the “2013 Annual Meeting of Stockholders”), as indicated on the reverse side.

For stockholders who are participants in the Science Applications International Corporation Retirement Plan (the “SAIC Retirement Plan”), the undersigned also hereby instructs the Trustee, Vanguard Fiduciary Trust Company, and any successor, to vote all of the shares of common stock held for the undersigned’s account in the SAIC Retirement Plan at the 2013 Annual Meeting of Stockholders, as indicated on the reverse side.

The shares of common stock to which this proxy and voting instruction card relates will be voted as directed. If this proxy and voting instruction card is properly signed and returned but no instructions are indicated with respect to a particular item, (A) the shares represented by this proxy and voting instruction card which the undersigned is entitled to vote will be voted (i) FOR each of the nominees standing for election as a director, (ii) FOR Proposal 2, (iii) FOR Proposal 3,(iv) FOR Proposal 4, (v) FOR Proposal 5, (vi) FOR Proposal 6, (vii) FOR Proposal 7 and (viii) in the discretion of the proxy holders, on any other matters properly coming before the meeting and any adjournment, postponement or continuation thereof and (B) the shares represented by this proxy and votinginstruction card held for the undersigned’s account in the SAIC Retirement Plan will be voted in the same proportion as the shares held in the SAIC Retirement Plan for which voting instructions have been received are voted. This proxy and voting instruction card, if properly executed and delivered in a timely manner, will revoke all prior proxies and voting instruction cards executed and delivered by the undersigned.

For shares not held in the SAIC Retirement Plan, the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. Eastern time on June 6, 2013. For shares held in the SAIC Retirement Plan, the deadline for submitting voting instructions using any of the allowed methods is11:59 p.m. Eastern time on June 4, 2013.

Please complete, sign, date and return the Proxy and Voting Instruction Card promptly using the enclosed envelope.

(Continued and to be signed on reverse side.)